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                            ASSET PURCHASE AGREEMENT
                      AMONG SIGNET PAGING OF RALEIGH, INC.,
                                 W. DAVID SWEATT


                                       AND


                           CONTACT COMMUNICATIONS INC.







                               SEPTEMBER 27, 1995




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                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

  1.1  Assets to be Acquired . . . . . . . . . . . . . . . . . . . . . . . .   1
  1.2  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  1.3  Assumption of Certain Liabilities . . . . . . . . . . . . . . . . . .   1
  1.4  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  1.5  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                    ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

  2.1  Due Organization. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
  2.2  Due Authorization . . . . . . . . . . . . . . . . . . . . . . . . . .   5
  2.3  Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
  2.4  Purchaser Information . . . . . . . . . . . . . . . . . . . . . . . .   5
  2.5  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                       OF THE SELLER AND THE SHAREHOLDERS

  3.1  Due Organization; Ownership . . . . . . . . . . . . . . . . . . . . .   6
  3.2  Due Authorization . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  3.3  Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  3.4  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
  3.5  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .   7
  3.6  Conduct of Business; Certain Actions. . . . . . . . . . . . . . . . .   7
  3.7  Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  3.8  Pagers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  3.9  Licenses and Permits. . . . . . . . . . . . . . . . . . . . . . . . .   9
  3.10 Intellectual Rights . . . . . . . . . . . . . . . . . . . . . . . . .  10
  3.11 Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . .  10
  3.12 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  3.13 ERISA Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.14 Contracts and Agreements. . . . . . . . . . . . . . . . . . . . . . .  11
  3.15 Claims and Proceedings. . . . . . . . . . . . . . . . . . . . . . . .  11


                                     (i)

                                                                            PAGE
                                                                            ----

  3.16 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  3.17 Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  3.18 Business Relations. . . . . . . . . . . . . . . . . . . . . . . . . .  13
  3.19 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  3.20 Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  3.21 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.22 Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . .  14
  3.23 Interest in Competitors, Suppliers, and Customers . . . . . . . . . .  14
  3.24 Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.25 Commission Sales Contracts. . . . . . . . . . . . . . . . . . . . . .  14
  3.26 Regulatory Certificates . . . . . . . . . . . . . . . . . . . . . . .  14
  3.27 Investment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.28 Sophisticated Investor Status . . . . . . . . . . . . . . . . . . . .  15
  3.29 Investment Risk . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.30 Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.31 Purchaser Information . . . . . . . . . . . . . . . . . . . . . . . .  16

                                    ARTICLE 4

                   COVENANTS OF THE SELLER AND THE SHAREHOLDER

  4.1  Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  4.2  Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  4.3  Satisfaction of All Conditions Precedent. . . . . . . . . . . . . . .  17
  4.4  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  4.5  Notice of Developments. . . . . . . . . . . . . . . . . . . . . . . .  17
  4.6  Notice of Breach. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  4.7  Notice of Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  17
  4.8  Continuation of Insurance Coverage. . . . . . . . . . . . . . . . . .  18
  4.9  Maintenance of Credit Terms . . . . . . . . . . . . . . . . . . . . .  18
  4.10 Updating Information. . . . . . . . . . . . . . . . . . . . . . . . .  18
  4.11 Interim Operations of the Seller. . . . . . . . . . . . . . . . . . .  18
  4.12 Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .  19
  4.13 Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  4.14 Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                    ARTICLE 5

                              REGULATORY APPROVALS . . . . . . . . . . . . . .20


                                     (ii)

                                    ARTICLE 6

                              CONDITIONS TO CLOSING
                                                                            PAGE
                                                                            ----

  6.1  Conditions to Obligations of the Purchaser. . . . . . . . . . . . . .  21
  6.2  Conditions to Obligations of the Seller . . . . . . . . . . . . . . .  23

                                    ARTICLE 7

                                   TERMINATION . . . . . . . . . . . . . . . .24

                                    ARTICLE 8

                                 INDEMNIFICATION

  8.1  Indemnification of the Purchaser. . . . . . . . . . . . . . . . . . .  24
  8.2  Indemnification of the Seller and the Shareholder . . . . . . . . . .  24
  8.3  Defense of Third-Party Claims . . . . . . . . . . . . . . . . . . . .  25
  8.4  Direct Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  8.5  Right of Offset . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                    ARTICLE 9

                                  MISCELLANEOUS

  9.1  Collateral Agreements, Amendments, and Waivers. . . . . . . . . . . .  27
  9.2  Restriction on Transfer of Common Stock . . . . . . . . . . . . . . .  27
  9.3  Bulk Sales Compliance . . . . . . . . . . . . . . . . . . . . . . . .  27
  9.4  Risk of Loss - Damage to Transferred Assets . . . . . . . . . . . . .  28
  9.5  Prorations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  9.6  Allocation of Purchase Price. . . . . . . . . . . . . . . . . . . . .  28
  9.7  Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  9.8  Seller's Liabilities. . . . . . . . . . . . . . . . . . . . . . . . .  29
  9.9  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . .  29
  9.10 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  9.11 Sales Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  9.12 Invalid Provisions. . . . . . . . . . . . . . . . . . . . . . . . . .  29
  9.13 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  9.14 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  9.15 Survival of Representations, Warranties, and Covenants. . . . . . . .  31


                                     (iii)

                                                                            PAGE
                                                                            ----

  9.16 Public Announcement . . . . . . . . . . . . . . . . . . . . . . . . .  31
  9.17 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . .  31
  9.18 No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . . .  31
  9.19 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  9.20 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  9.21 Sections; Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . .  31
  9.22 Number and Gender of Words. . . . . . . . . . . . . . . . . . . . . .  32
  9.23 Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . .  32













                                     (iv)

                                    SCHEDULES

1.1      Transferred Assets
1.2      Excluded Assets
3.1      Foreign Qualification
3.3      Conflicts
3.4      Consents
3.5(a)   June Asset List
3.6      Conduct of Business
3.7      Title
3.8      Tariffs
3.9      Licenses and Permits
3.10     Intellectual Rights
3.12     Insurance
3.14     Material Contracts
3.15     Claims and Proceedings
3.17     Personnel
3.20     Warranties
3.21     Accounts Receivable
3.22     Customers and Suppliers
3.23     Subsidiaries
3.24     Inventory
3.25     Commission Sales Contracts



                                    EXHIBITS

A - Bill of Sale
B - Assumption Agreement
C - Form of Opinion of Counsel to the Seller and the Shareholders
D - Form of Opinion of FCC Counsel to the Seller and the
     Shareholders
E - Noncompetition Agreement - W. David Sweatt
F - Noncompetition Agreement - Sam A. Miles
G - Noncompetition Agreement - Lee Miles
H - Noncompetition Agreement - Seller
I - License Agreement
J - Registration Rights Agreement
K - Promissory Note
L - Form of Opinion of Counsel to the Purchaser
M - Allocation of Purchase Price


                                      (v)

                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "Agreement") is made and entered into as of September 27, 1995, by and among SigNet Paging of Raleigh, Inc., a North Carolina corporation (the "Seller"), W. David Sweatt (the "Shareholder"), and Contact Communications Inc., a Delaware corporation (the "Purchaser").

                                 R E C I T A L S

     A.   The Shareholder owns all the outstanding capital stock of the Seller.

     B. The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, upon the terms and subject to the conditions set forth herein, substantially all of the property and assets of the Seller that are used in the conduct of the Seller's radio paging system business (such property, assets, and business, including all affiliated networks, being hereinafter collectively called the "System").

                               A G R E E M E N T S

     NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

     1.1 ASSETS TO BE ACQUIRED. On the Closing Date (as hereinafter defined), the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, on the terms and conditions set forth in this Agreement, all of the property and assets of whatever nature of the Seller that are used in the conduct of the System (other than as provided in Section 1.2 hereof) including, without limitation, the assets described in SCHEDULE 1.1 attached hereto (collectively, the "Transferred Assets"), free and clear of all liens, security interests, claims, rights of another, and encumbrances of any kind or character.

     1.2 EXCLUDED ASSETS. The Seller shall not sell, assign, transfer, or convey to the Purchaser hereunder any of the assets or property of the Seller used in the conduct of the System listed on SCHEDULE 1.2 attached hereto (the "Excluded Assets").

     1.3 ASSUMPTION OF CERTAIN LIABILITIES. On the Closing Date, the Purchaser shall assume and agree to perform and discharge the liabilities and obligations of the Seller under:

          (a) All personal property leases listed on ANNEX 2 to SCHEDULE 1.1 (the "Personal Property Leases");

          (b) All real estate leases (including any radio tower leases) listed on ANNEX 3 to SCHEDULE 1.1 (the "Real Estate Leases"); and

          (c) All contracts, agreements, arrangements, policies, and instruments that are listed on ANNEX 4 to SCHEDULE 1.1 (the "Miscellaneous Contracts" and, collectively with the Personal Property Leases and the Real Estate Leases, the "Assumed Contracts"),

but only to the extent such liabilities and obligations relate to goods delivered to, services performed for, or benefits received by the Purchaser after the Closing.

     In addition to the above described obligations under the Assumed Contracts, the Purchaser shall assume and agrees to discharge the obligations of the Seller with respect to the customer pager rental deposits in the amounts set forth on ANNEX 8 TO SCHEDULE 1.1 hereto and transferred to the Purchaser at the Closing (as hereinafter defined) (such deposits and the Assumed Contracts collectively referred to herein as the "Assumed Liabilities").

     Notwithstanding the foregoing, it is expressly understood that the Purchaser shall not be liable for and shall not assume any of the Seller's obligations or liabilities (whether known or unknown, matured or unmatured, or fixed or contingent) other than obligations and liabilities expressly assumed in this Section 1.3. Without limiting the generality of the foregoing, the Purchaser shall not assume any of the Seller's obligations or liabilities with respect to (a) any claims for workers compensation, (b) any foreign, Federal, state, county, or local taxes on income of the Seller whether arising before or after the Closing Date, any foreign, Federal, state, county, or local taxes, fees, and assessments of any kind of the Seller or for which the Seller has the obligation to collect from any other party, including, without limitation, sales, use, gross receipts, franchise, excise, payroll, including Social Security and unemployment, value-added, withholding, and any other taxes, whether arising before or after the Closing Date, or any foreign, federal, state, county, or local taxes, including, without limitation, sales, use, gross receipts and value-added taxes, or any other fees, arising by reason of the purchase and sale of the Transferred Assets by the Seller to the Purchaser under
Section 1.1 hereof and the assumption of liabilities under this Section 1.3 by the Purchaser, including any such taxes, fees and assessments related the purchase and sale of the Transferred Assets and the assumption of liabilities payable by, or assessed against, Purchaser, or otherwise, (c) any liability for any violation by the Seller of any statutes, laws, regulations, or ordinances of any federal, state, or local government, including, without limitation, the failure to file or the improper filing of any and all tax returns and other reports or the failure to timely pay any and all taxes, fees, and assessments to any governmental unit, authority, or instrumentality by the Seller, (d) any liability for any breach of contract, negligence, or misconduct by the Seller or any of its agents, servants, or employees, (e) any liability of the Seller arising out of or pursuant to this Agreement (including, without limitation, any liability arising out of the Seller's employee severance policy), (f) any liability of the Seller relating to any litigation arising from any event, action, or omission, (g) any liability of the Seller relating to employee benefit plans maintained by the Seller, (h) any liability arising out of or incurred in respect of any transaction of the Seller occurring after the Closing Date, (i) any liability of the Seller to its shareholder, whether in connection with the transactions contemplated by this Agreement or any subsequent liquidation and dissolution of the Seller, or otherwise, including, but not limited to, liabilities or obligations of the Seller to make distributions to the Shareholder or distributions in liquidation, or (j) any other liability or obligation of the Seller other than the Assumed Contracts. Any liabilities of Seller not expressly assumed by the Purchaser pursuant to this Section 1.3 shall be Indemnified Costs (as hereinafter defined) and, as such, shall be subject to offset by the Purchaser pursuant to Section 8.4 hereof.

     1.4 PURCHASE PRICE. The aggregate purchase price payable by the Purchaser in consideration for the sale of the Transferred Assets shall be an amount equal to the remainder of (a) the sum of (i) $[3.4] million, payable on the Closing Date in cash, (ii) $2.4 million, payable on the Closing Date in shares of common stock, par value $.01 per share ("Common Stock"), of ProNet Inc., a Delaware corporation and the parent corporation of the Purchaser ("ProNet"), valued at the Average Closing Price (hereinafter defined) as of the Closing Date, and payable in cash as provided in the last sentence of this paragraph if the Common Stock is not then registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and quoted on The Nasdaq Stock Market (or other quotation system or securities exchange), (iii) $800,000 (the "Deferred Amount"), to be paid at any time on or before the first anniversary of the Closing Date (such date being referred to herein as the "Deferred Payment Date"), and payable in shares of Common Stock valued at the Average Closing Price as of the Deferred Payment Date, or cash, in the discretion of the Purchaser, plus (iv) an amount calculated in accordance with the provisions of APPENDIX A, provided that the number of pagers in service in the System exceeds 13,000 pagers (the "Pager Adjustment Amount"), minus (b) the sum of (i) an amount equal to the product of (A) $615 multiplied by the remainder of
(B) 12,800 minus the number of pagers in service in the System as of the Closing Date (if the number of pagers in service in the System is less than 12,800), provided that the number of pagers in service in the System exceeds 12,000 pagers, plus (ii) the amount of any revenues collected by the Seller prior to the Closing Date in respect of services or merchandise to be provided to customers of the System after the Closing Date (collectively, the "Purchase Price"). As used herein, "Average Closing Price" means the average closing price of the Common Stock on The Nasdaq Stock Market (or such other quotation system or securities exchange on which the Common Stock is then quoted or listed) as reported by the Wall Street Journal for the 20 consecutive trading days beginning 25 trading days prior to the Closing Date or the Deferred Payment Date, as applicable; provided, however, that if the Average Closing Price on the Closing Date or the Deferred Payment Date, as applicable, exceeds $22.00, then the number of shares of Common Stock to be delivered to the Seller on such date shall be calculated by dividing the portion of the Purchase Price to be paid in Common Stock on such date by $22.00; and provided further that if the Average Closing Price on the Closing

Date or the Deferred Payment Date, as applicable, is less than $18.00, then the number of shares of Common Stock to be delivered to the Seller on such date shall be calculated by dividing the portion of the Purchase Price to be paid in Common Stock on such date by $18.00. Notwithstanding clause (a)(ii) of this Section 1.4, if the Common Stock is not registered pursuant to
Section 12 of the Exchange Act and quoted on The Nasdaq Stock Market (or other quotation system or securities exchange) then the portion of the Purchase Price described in clause (a)(ii) above to be paid in cash rather than in shares of Common Stock shall not be $2.4 million but shall be an amount equal to the cash value (calculated on the basis of the closing price of the Common Stock on the last day on which it is so registered and traded) of that number of shares of Common Stock that would have been payable to the Seller as provided in the preceding sentence had the Closing occurred on the last day on which the Common Stock was so registered and traded.

     The cash portion of the Purchase Price shall be paid by certified bank check or wire transfer of immediately available funds. As additional consideration for the sale of the Transferred Assets, the Purchaser shall assume certain of the Seller's obligations under or with respect to the Assumed Contracts in accordance with Section 1.3 hereof.

     1.5  CLOSING.

          (a) CLOSING DATE. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas, 75201, 9:00 a.m., local time, on the last day of the month in which all Federal, state, and local regulatory approvals for the transactions contemplated hereby are received by Final Order (as hereinafter defined) or on such other date as the parties may agree, provided that the Closing shall not occur between December 15 and December 31, 1995. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

          (b) DELIVERY AND PAYMENT. At the Closing, (i) the Seller shall execute and deliver to the Purchaser a bill of sale and assignment with respect to the Transferred Assets substantially in the form attached hereto as EXHIBIT A (the "Bill of Sale"), and such other bills of sale, assignments, certificates of title, endorsements, and other instruments of conveyance as may be necessary to transfer the Transferred Assets to the Purchaser, (ii) the Purchaser shall
(A) execute and deliver to the Seller an assumption agreement with respect to the Assumed Liabilities substantially in the form attached hereto as EXHIBIT B (the "Assumption Agreement"), and (B) deliver to the Seller a certified bank check or wire transfer for the amount of the cash portion of the Purchase Price, certificates representing the shares of Common Stock to be paid on the Closing Date as provided in Section 1.4 hereof, and a promissory note in the form of EXHIBIT K hereto. At the Closing, ProNet shall execute and deliver to the Seller the Registration Rights Agreement in the form of EXHIBIT J hereto. Any Common Stock issued in respect of the Deferred Amount shall be delivered to the Seller at its address set forth in Section 9.14 hereof.

                                    ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Seller and the Shareholder as follows (with the understanding that the Seller and the Shareholder are relying materially on each such representation and warranty in entering into and performing this Agreement):

     2.1 DUE ORGANIZATION. The Purchaser and ProNet are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware and have full corporate power and corporate authority to own or lease their respective properties and to carry on their respective businesses as, and in the places where, such properties are owned or leased and such business is conducted. The Purchaser is a wholly owned subsidiary of ProNet.

     2.2 DUE AUTHORIZATION. The Purchaser and ProNet each have full corporate power and corporate authority to enter into and perform their respective obligations under this Agreement and each agreement, document, and instrument required to be executed by either of them in accordance herewith. This Agreement and any the other agreements, documents, and instruments required to be executed and delivered by the Purchaser or ProNet in accordance herewith have been, or by the Closing shall have been, duly and validly executed and delivered by the Purchaser or ProNet, as applicable, and shall, upon their execution, constitute valid and binding obligations of the Purchaser or ProNet, as applicable, enforceable in accordance with their respective terms.

     2.3 COMMON STOCK. The Common Stock to be issued by ProNet to the Seller in partial payment of the Purchase Price, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

     2.4 PURCHASER INFORMATION. The Purchaser has delivered to the Seller true and correct copies of the ProNet's most recent Proxy Statement, Annual Report on Form 10-K, and Quarterly Report on Form 10-Q (the "ProNet Filings").

     2.5 BROKERS. Except for a fee to Daniels & Associates, the obligation for payment of which is and shall remain the sole responsibility of the Purchaser, the Purchaser has not caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                       OF THE SELLER AND THE SHAREHOLDERS

     The Seller and the Shareholder each hereby jointly and severally represent and warrant to the Purchaser as follows (with the understanding that the Purchaser is relying materially on each such representation and warranty in entering into and performing this Agreement):

     3.1 DUE ORGANIZATION; OWNERSHIP. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and has full corporate power and corporate authority to own or lease its properties and to carry on its businesses as, and in the places where, such properties are owned or leased and such businesses are conducted. The Seller is qualified to do business and is in good standing in the states set forth on SCHEDULE 3.1 attached hereto, which states represent every jurisdiction where such qualification is required. No other jurisdiction has asserted a claim that the Seller is required to qualify to do business as a foreign corporation in such jurisdiction. All of the equity securities of the Seller are owned of record and beneficially as set forth on SCHEDULE 3.1 attached hereto. Except as set forth on SCHEDULE 3.1 attached hereto, there are no authorized or outstanding warrants, options, or rights of any kind to acquire from the Seller or any Shareholder any equity or debt securities of the Seller or securities convertible into or exchangeable for equity or debt securities of the Seller.

     3.2 DUE AUTHORIZATION. The Seller has full corporate power and corporate authority to enter into and perform its obligations under this Agreement and each agreement, document, and instrument required to be executed by the Seller in accordance herewith. The execution, delivery, and performance of this Agreement and any agreements, documents, and instruments required to be executed by the Seller have been duly authorized by the Board of Directors of the Seller and the Shareholder. This Agreement and the agreements, documents, and instruments required to be executed and delivered by the Seller or the Shareholder in accordance herewith have been duly and validly executed and delivered by the Seller and/or the Shareholder and constitute valid and binding obligations of the Seller and/or the Shareholder enforceable in accordance with their respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought.

     3.3 CONFLICTS. Except as set forth on SCHEDULE 3.3, neither the execution, delivery, nor performance of this Agreement or any other agreement, document, or instrument to be executed by the Seller and/or the Shareholder in connection herewith shall (a) violate any Federal, state, county, or local law, rule, or regulation applicable to the Seller or the Shareholder, or its or his properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which the Seller or the Shareholder is a party, or by which it or he or any of its or his properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (c) result in the acceleration of the maturity of any indebtedness of, or indebtedness secured by any property or other assets of, the Seller or the Shareholder, or (d) violate or conflict with any provision of the certificate of incorporation or by-laws of the Seller.

     3.4 CONSENTS. Set forth on SCHEDULE 3.4 attached hereto is a complete list of all actions, consents, or approvals of, or filings with, any governmental authorities or third parties required in connection with the execution, delivery, or performance of this Agreement or any agreement, document, or other instrument to be executed in connection herewith by any of the Shareholders or the Seller.

     3.5 FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser (a) a complete and correct copy of the audited statement of financial condition of the Seller as of December 31, 1994, and the related statements of operations and retained earnings for the period then ended (the "Audited Financial Statements"), (b) a complete and correct copy of the statement of financial condition of the Seller as of June 30, 1995, and the related statements of operations and retained earnings for the period then ended, each of which have been prepared by Ernst & Young LLP (the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"), (c) a complete and correct copy of the Seller's monthly internal management financial reports for the month ended July 31, 1995, (the "Financial Reports"), and (d) a complete and correct list of the Transferred Assets together with the book value of each such Transferred Asset as of June 30, 1995, which list is set forth on ANNEX 1 to SCHEDULE 1.1 attached hereto (the "June Asset List"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except, with respect to the Interim Financial Statements for the absence of footnotes, and subject to year-end adjustments) and fairly present the financial position, results of operations, and changes in financial position of the Seller as of the indicated dates and for the indicated periods. The June Asset List has been prepared in accordance with and is otherwise consistent with the books and records of the Seller, presents fairly and accurately the book value of each of the Transferred Assets, and has been prepared in accordance with generally accepted accounting principles as used in the preparation of Financial Statements. Since June 30, 1995, there has been no material adverse change in the financial position, assets, results of operations, business, or prospects of the System. To the best knowledge of the Seller and the Shareholder, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, which would have a material adverse effect on the business, properties, assets, or prospects of the System.

     3.6  CONDUCT OF BUSINESS; CERTAIN ACTIONS.  Except as set forth on SCHEDULE
3.6 attached hereto, since June 30, 1995, the Seller has conducted its business and operations in the ordinary course and consistent with its past practices and has not (a) increased the compensation of any of the directors, officers, or key employees of the System or, except for wage and salary increases made in the ordinary course of business and consistent with the past practices of the Seller, increased the compensation of any other employees of the System, (b) made any capital expenditures exceeding $5,000 individually or $15,000 in the aggregate (other than purchases of pagers consistent with past practices and purchases of equipment necessary for the operation of the System), (c) sold any asset (or any group of related assets) used in the operation of the System in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $3,000,
(d) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, (e) made or guaranteed any loans or advances to any party whatsoever, (f) suffered or permitted any lien, security interest, claim, charge, or other encumbrance to arise or be granted or created against or upon any of the Transferred Assets, (g) cancelled, waived, or released any debts, rights, or claims of the System against third parties, (h) made any change in the method of accounting of the Seller, (i) made any investment or commitment therefor in any person, business, corporation, limited liability company, association, partnership, joint venture, trust, or other entity, (j) made, entered into, amended, or terminated any written employment contract or created, made, amended, or terminated any bonus, stock option, pension, retirement, profit sharing, or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Internal Revenue
Code of 1986, as amended (the "Code")) so as to create any liability under
Article IV of ERISA (as hereinafter defined) to any entity, (k) amended, renewed, or experienced a termination of any contract, agreement, lease, franchise, or license related to the conduct of the System to which the Seller is a party, except in the ordinary course of business, (l) entered into any other material transactions relating to the System except in the ordinary course of business, (m) entered into any contract, commitment, agreement, or understanding to do any acts described in the foregoing clauses
(a)-(l) of this Section 3.6, (o) suffered any material damage, destruction, or loss (whether or not covered by insurance) to any of the Transferred
Assets, (p) experienced any strike, slowdown, or demand for recognition by a labor organization by or with respect to any of the employees of the System, or (q) experienced or effected any shutdown, slow-down, or cessation of any operations conducted by, or constituting part of, the System.

     3.7 TITLE. The Seller does not own or lease any assets or property used in connection with or necessary for the operation of the System other than the Transferred Assets and the Excluded Assets. Except as set forth in SCHEDULE 3.7 attached hereto, the Seller has good and indefeasible title to all of the Transferred Assets. Except as set forth on SCHEDULE 3.7 attached hereto, the Transferred Assets are free and clear of all liens (including any liens for Taxes (as defined in Section 3.16 hereof)), security interests, claims, rights of another, and encumbrances. Upon consummation of the transactions contemplated hereby, the Purchaser shall acquire good and indefeasible title to the Transferred Assets, free and clear of all liens, security interests, claims, rights of another, and encumbrances. The tangible Transferred Assets listed on ANNEX 1 to
SCHEDULE 1.1 are in good operating condition and repair, normal wear and tear excepted, and are free from material defects. The operation of the System in the manner in which it is now and has been operated does not violate any zoning ordinances, municipal regulations, or other rules, regulations, or laws. No covenants, easements, rights-of-way, or regulations of record impair the uses of the Transferred Assets for the purposes for which they are now operated. There are no other parties in possession of any portion of the Transferred Assets. There are no pending or threatened condemnation or similar proceedings or assessments affecting the Transferred Assets.

     3.8 PAGERS. ANNEX 1 to SCHEDULE 1.1 includes a true and complete list of the number and type of pagers in service in the System as of June 30, 1995. All of such pagers in service are operating pursuant to valid and binding rental and/or service agreements with the Seller or agents or resellers, no single subscriber or related group of subscribers accounts for more than five percent of the paging revenues attributable to the System, and the Seller and the Shareholder do not know of any current subscribers who intend to discontinue the use of such service for any reason including, but not limited to, the consummation of the transactions contemplated herein. As used herein, "rental" means, with respect to any pager, provision of communications private carriage pursuant to Part 90 of the Communications Act of 1934, as amended, and the rental or lease of subscriber equipment to the customer by the Seller or its agents or resellers to permit the customer to utilize such service. The rates charged to subscribers for each class of service and copies of all applicable tariffs filed with governmental agencies regulating the rates to be charged to subscribers of the System are all contained in SCHEDULE 3.8.

     3.9 LICENSES AND PERMITS. Set forth on ANNEX 7 to SCHEDULE 1.1 attached hereto is a list of all Federal, state, county, and local governmental licenses, authorizations, certificates, permits, and orders held or applied for by the Seller in connection with or related to the operation of the System. Except as set forth on SCHEDULE 3.9, the Seller has complied and is in compliance with the terms and conditions of all licenses, authorizations, certificates, permits, and orders, and no violation of any such licenses, authorizations, certificates, permits, or orders, or the laws or rules governing the issuance or continued validity thereof, has occurred. Other than the consents required to be obtained in connection with this Agreement (which consents are set forth on SCHEDULE 3.4 hereto), no additional license, authorization, certificate, permit, or order is required from any Federal, state, county, or local governmental agency or body thereof in connection with the operation of the System by the Seller or the Purchaser or the ownership by the Seller or the Purchaser or the transfer of the Transferred Assets by the Seller to the Purchaser. No claim has been made by any governmental authority to the effect that any license, authorization, certificate, permit, or order in addition to those listed on ANNEX 7 to SCHEDULE
1.1 is necessary in respect of the operation of the System.

     3.10 INTELLECTUAL RIGHTS. Attached hereto as SCHEDULE 3.10 is a list and description of all patents, trademarks, servicemarks, tradenames, and copyrights and applications therefor related to the System and owned by or registered in the name of the Seller or in which the Seller has any right, license, or interest. The Seller is not a party to any license agreements whether written or oral, either as licensor or licensee, with respect to any patents, trademarks, servicemarks, tradenames, or copyrights or applications therefor. The Seller has good and marketable title to or the right to use such patents, trademarks, service marks, tradenames, and copyrights and all inventions, processes, designs, formulae, trade secrets, and know-how necessary for the conduct of its business, without the payment of any royalty or similar payment. The Seller is not infringing any patent, trademark, servicemark, tradename, or copyright of others, and neither the Seller nor the Shareholder is aware of any infringement by others of any such rights owned by the Seller.

     3.11 COMPLIANCE WITH LAWS. The Seller has complied in all material respects, and is in compliance in all material respects, with all Federal, state, county, and local laws, regulations, and orders that are applicable to the Seller's business including, but not limited to, the rules and regulations of the Federal Communications Commission (the "FCC") and the Federal Aviation Administration (the "FAA") and the states and municipalities in which the System is located, and has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which the Seller or its properties or operations are subject. The Seller and the Shareholder represent and warrant that they have complied in all material respects and, prior to the Closing, will comply in all material respects with, all rules, regulations, policies, precedents, and orders of the FCC and the FAA with respect to marking, lighting, notification, and approval of each and every tower used in the Seller's business. To the knowledge of the Seller and the Shareholder, none of the owners of any of the towers on which the Seller leases tower space has failed to comply in any material respect with any of the aforesaid rules, regulations, policies, precedents, and orders of the FCC or the FAA applicable to such owner in its capacity as a tower owner. No claim has been made by any governmental authority (and, to the best knowledge of the Seller and the Shareholder, no such claim is anticipated) to the effect that the business conducted by the Seller fails to comply, in any material respect, with any law, rule, regulation, or ordinance. Without limiting the foregoing, the Seller has complied with all judicial and governmental requirements relating to pollution and environmental control and regulation and employee health and safety including, but not limited to, laws, rules, regulations, ordinances, and orders related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, presence, emission, discharge, release, or threatened release into or on the air, land, surface, water, groundwater, personal property, or structures, wherever located, of any contaminants, hazardous materials, hazardous or toxic substances, or wastes as defined under any federal, state, or local laws, regulations, or ordinances.

     3.12 INSURANCE. Attached hereto as SCHEDULE 3.12 is a list of all policies of fire, liability, business interruption, and other forms of insurance and all fidelity bonds held by or applicable to the Seller at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. No event relating to the Seller has occurred which is likely to result in any prospective upward adjustment in such premiums. The insurance currently held by the Seller is in such amounts and is of such types and scope as is customary in the industry in which the Seller is engaged. Excluding insurance policies which have expired and been replaced, no insurance policy of the Seller has been cancelled within the last three years, and no threat has been made to cancel any insurance policy of the Seller within such period.

     3.13 ERISA PLANS. The Seller has no employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     3.14 CONTRACTS AND AGREEMENTS. The contracts and agreements listed and described in SCHEDULE 1.1 and SCHEDULE 1.2 attached hereto constitute all of the written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness but excluding rental agreements and agreements with resellers) to which the Seller is a party or by which the Seller or its properties are bound with respect to which the obligations of or the benefits to be received by the Seller could reasonably be expected to have a value in excess of $5,000 in any consecutive 12 month period (each a "Material Agreement"). The Seller has also furnished to the Purchaser the Seller's standard form rental agreement and agreement with resellers used in the ordinary course of the Seller's business. The Seller is not a lessor under any rental agreement or reseller agreement that varies from such standard form agreement in any material respect. The Seller and the Shareholder have afforded to the Purchaser and the Purchaser's officers, attorneys, and other representatives the opportunity to review complete and correct copies of all of the Material Agreements. Except as set forth on
SCHEDULE 3.14 attached hereto, the Seller is not and, to the best knowledge of the Seller and the Shareholder, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any Material Agreements, and the Seller has not waived any right under any Material Agreements. Neither the Seller nor the Shareholder has received any notice of default or termination under any Material Agreements and, except for the assignment of the Assumed Contracts to the Purchaser pursuant to this Agreement, the Seller has not assigned or otherwise transferred any rights under any Material Agreements.

     3.15 CLAIMS AND PROCEEDINGS. Attached hereto as SCHEDULE 3.15 is a list and description of all claims, actions, suits, proceedings, and investigations pending or, to the best knowledge of the Seller and the Shareholder, threatened against or affecting the Seller or any of its properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality. Except as set forth on SCHEDULE
3.15 attached hereto, none of such claims, actions, suits, proceedings, or investigations will result in any liability or loss to the Seller which

(individually or in the aggregate) is material to the Seller, and the Seller has not been, and the Seller is not now, subject to any order, judgment, decree, stipulation, or consent of any court, governmental body, or agency. No inquiry, action, or proceeding has been asserted, instituted, or, to the best knowledge of the Seller and the Shareholder, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of the Seller and the Shareholder, there is no basis for any such claim or action or any other claims or actions which would, or could reasonably be expected to (individually or in the aggregate), have a material adverse effect on the business, operations, or financial condition or prospects of the Seller or the System or result in a material liability of the Seller.

     3.16 TAXES. All Federal, foreign, state, county, and local income, gross receipts, excise, property, ad valorem, transfer, franchise, capital stock, business and occupation, license, sales, use, value-added, transfer, profits, gains, mortgage recording, disability, employment, payroll, withholding, custom, estimated, and other taxes, fees and assessments imposed by any governmental entity, agency, or instrumentality (individually, a "Tax" and collectively, "Taxes") returns, reports, statements, invoices, and declarations of estimated tax (collectively, "Returns") which were required to be filed by the Seller on or before the date hereof have been filed within the time and in the manner provided by law, and all such Returns are true, correct, and complete and accurately reflect the liabilities for Tax of the Seller. All Taxes, penalties, interest, and other additions to Taxes which have become due pursuant to such Returns have been adequately accrued in the Financial Statements of the Seller and, to the extent the due date for payment of such Taxes has occurred prior to the Closing date hereof, have been timely paid by the Seller. All annual or other FCC regulatory fees arising from the operations of the Seller have been paid. The Seller has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes, interest, penalties, or additions to Taxes or any extension of time to file any Return. There are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Seller Tax Actions") with respect to any Taxes, penalties, interest, or additions to Taxes owed or allegedly owed by the Seller. To the best knowledge of the Seller and the Shareholder, there is no basis for any Seller Tax Actions. There are no liens for Taxes, penalties, interest, or additions to Taxes on any of the assets of the Seller. Proper and accurate amounts of any and all payroll and employment Taxes that are required to be withheld have been withheld and remitted by the Seller from and in respect of its directors, officers, shareholders, and employees for all periods in full and complete compliance with the tax withholding provisions of all applicable laws and regulations.

     3.17 PERSONNEL. Attached hereto as SCHEDULE 3.17 is a list of the names and annual rates of compensation of the employees of the System whose annual rates of compensation during the fiscal year ending December 31, 1994 (including base salary, bonuses, commissions, and incentive pay), exceeded or are expected to exceed $30,000. SCHEDULE

3.17 attached hereto also summarizes the bonus, profit sharing, percentage compensation, company automobile, club membership, and other like benefits, if any, paid or payable to such employees during such fiscal year and to the date hereof. SCHEDULE 3.17 attached hereto also contains a brief description of all material terms of all employment agreements and confidentiality agreements to which the Seller is a party and all severance benefits which any director, officer, or employee of the Seller is or may be entitled to receive. The Seller has delivered to the Purchaser accurate and complete copies of all such employment agreements, confidentiality agreements, and all other agreements, plans, and other instruments relating to the System to which the Seller is a party and under which any of its employees are entitled to receive benefits of any nature. The employee relations of the Seller are good and there is no pending or, to the best knowledge of the Seller and the Shareholder, threatened labor dispute or union organization campaign involving the Seller. None of the employees of the Seller is represented by any labor union or organization. The Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practices. There is no unfair labor practice claim against the Seller before the National Labor Relations Board or any strike, labor dispute, work slowdown, or work stoppage pending or, to the best knowledge of the Seller and the Shareholder, threatened against or involving the Seller.

     3.18 BUSINESS RELATIONS. Neither the Seller nor the Shareholder knows or has any reason to believe that any customer or supplier of the System will cease or otherwise refuse to do business with the Purchaser after the Closing in the same manner as such business was previously conducted with the Seller. The Seller has not received any notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by the Seller in the operation of the System and, except as previously disclosed in writing to the Purchaser by the Seller, neither the Seller nor the Shareholder is aware of any facts which could lead any of them to believe that the operation of the System will be subject to any such material disruption.

     3.19 BROKERS.   Neither the Seller nor the Shareholder has caused any
liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

     3.20 WARRANTIES. Attached hereto as SCHEDULE 3.20 is a list and brief description of all warranties and guarantees made by the Seller to third parties with respect to any products sold or leased or services rendered by the Seller in connection with the operation of the System. Except as set forth on
SCHEDULE 3.20 attached hereto, no claims for breach of product or service warranties to customers have been made against the Seller since January 1, 1992. To the best knowledge of the Seller and the Shareholder, no state of facts exists, or event has occurred, which may form the basis of any claim against the Seller for liability on account of any express or implied warranty to any third party related to the operation of the System.

     3.21 ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 3.21 attached hereto, all of the accounts, notes, and loans receivable that have been recorded on the books of the Seller are bona fide and represent amounts validly due and payable. The weighted average age of the Seller's accounts receivable does not exceed 15 days. All of such accounts, notes, and loans receivable are free and clear of any security interests, liens, encumbrances, or other charges; none of such accounts, notes, or loans receivable are subject to any offsets or claims of offset; and none of the obligors of such accounts, notes, or loans receivable have given notice that they will or may refuse to pay the full amount thereof or any portion thereof.

     3.22 CUSTOMERS AND SUPPLIERS. SCHEDULE 3.22 attached hereto contains a true, correct, and complete list of (a) the ten largest customers (measured in dollar volume of revenue) of the System during the years ended December 31, 1993, and December 31, 1994, (b) the ten largest suppliers (measured in dollar volume of purchases) of the System during the years ended December 31, 1993, and December 31, 1994, and (c) with respect to each such customer and supplier, the name and address thereof, dollar volume involved, and nature of the relationship (including the principal categories of products bought, sold, and leased).

     3.23 INTEREST IN COMPETITORS, SUPPLIERS, AND CUSTOMERS. Except as set forth in SCHEDULE 3.23, neither the Seller, the Shareholder, nor any officer or director of the Seller, or affiliate of any of the foregoing, has any ownership interest in any competitor, supplier, or customer of the System or any property used in the operation of the System.

     3.24 INVENTORY. Except as set forth on SCHEDULE 3.24 attached hereto, the inventories shown on the Financial Statements and the June Asset List consist of (and the inventories of the Seller at the Closing will consist of) items of a quality and quantity usable and readily saleable in the ordinary course of business by the Seller.

     3.25 COMMISSION SALES CONTRACTS. Except as disclosed in SCHEDULE 3.25 attached hereto, the Seller does not employ or have any relationship with any individual, corporation, partnership, or other entity whose compensation from the Seller arising from the operation of the System is in whole or in part determined on a commission basis.

     3.26 REGULATORY CERTIFICATES. Neither the Seller nor the Shareholder is aware of any information concerning the Seller or its operations that could cause the FCC or any other regulatory authority not to issue to the Purchaser all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder and for the Purchaser's operation of the System and ownership of the Transferred Assets.

     3.27 INVESTMENT. The Seller is acquiring the Common Stock, if any, from the Purchaser pursuant hereto for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof (including, without limitation, any sale, transfer, distribution, or other conveyance to the Shareholder), nor with any present intention of distributing or selling the same; and, other than pursuant to the provisions of the Registration Rights Agreement attached as EXHIBIT I hereto, the Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the disposition thereof.

     3.28 SOPHISTICATED INVESTOR STATUS. The Seller is an Accredited Investor, as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     3.29 INVESTMENT RISK. The Seller acknowledges and agrees that the acquisition by the Seller of Common Stock, if any, from the Purchaser pursuant to this Agreement carries a certain degree of risk and it has taken full cognizance of and understands all of the risks related to the acquisition of Common Stock.

     3.30 LEGENDS. The Seller understands, acknowledges, and agrees that a legend will be placed on all certificates evidencing the Common Stock in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE STATE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO PRONET INC., A DELAWARE CORPORATION (THE "COMPANY"), OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND/OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS, AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

In addition, the Seller acknowledges and agrees that a legend evidencing the restrictions on transfer set forth in Section 9.2 hereof will be placed on all certificates evidencing Common Stock delivered at the Closing.

     3.31 PURCHASER INFORMATION. The Seller has received from the Purchaser copies of the ProNet Filings. The Seller has carefully read or reviewed and is familiar with the ProNet Filings. The Seller and the Seller's representatives all have had an opportunity to ask questions of persons acting on behalf of the Purchaser and ProNet regarding ProNet and the Common Stock, and answers have been provided to all such questions to the Seller's satisfaction.

     3.32 INFORMATION FURNISHED. The Seller and the Shareholder have made available to the Purchaser and its officers, attorneys, accountants, lenders, and representatives true and correct copies of all agreements, documents, and other items listed on the schedules to this Agreement and all books and records of the Seller, and neither this Agreement, the schedules hereto, nor any information, agreements, or documents delivered to or made available to the Purchaser or its officers, attorneys, accountants, lenders, and representatives pursuant to this Agreement or otherwise contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.


                                    ARTICLE 4

                   COVENANTS OF THE SELLER AND THE SHAREHOLDER

     4.1 INSPECTION. From the date hereof to the Closing, the Seller and the Shareholder shall provide the Purchaser and the Purchaser's officers, attorneys, accountants, representatives, and lenders free, full, and complete access during business hours to all books, records, tax returns, files, correspondence, personnel, facilities, and properties of the Seller; provide the Purchaser and its officers, attorneys, accountants, representatives, and lenders all information and material pertaining to the business and affairs of the Seller as the Purchaser may deem necessary or appropriate; and use their best efforts to afford the Purchaser and its officers, attorneys, accountants, and representatives the opportunity to meet with the customers and suppliers of the Seller to discuss the business, condition (financial or otherwise), operations, and prospects of the Seller. Any investigation by the Purchaser or its officers, attorneys, accountants, representatives, or lenders shall not in any manner affect the representations and warranties of the Seller and the Shareholder contained herein.

     4.2 COMPLIANCE. From the date hereof to the Closing, neither the Seller nor the Shareholder shall take or fail to take any action which action or failure to take such action shall cause the representations and warranties made by the Seller or the Shareholder herein to be untrue or incorrect as of the Closing.

     4.3 SATISFACTION OF ALL CONDITIONS PRECEDENT. From the date hereof to the Closing, the Seller and the Shareholder shall use their best efforts to cause all conditions precedent to the obligations of the Purchaser hereunder to be satisfied by the Closing.

     4.4 NO SOLICITATION. From the date hereof until 5:00 p.m., Dallas time, on January 31, 1996, the Seller and the Shareholder shall not, and shall use their best efforts to cause the officers, directors, employees, and agents of the Seller not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, any acquisition or purchase of any or all of the Transferred Assets, or securities of the Seller, or any merger, consolidation, or business combination with the Seller or (b) participate in any negotiations regarding, or, except as required by legal process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. In addition, until 5:00 p.m. Dallas time on January 31, 1996, the Seller and the Shareholder agree that neither the Seller nor the Shareholder will enter into any agreement or consummate any transaction that would interfere with the consummation of the transactions contemplated by this Agreement. The Seller and the Shareholder shall promptly notify the Purchaser if any such proposal or offer described in this Section 4.4, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this Section
4.4 shall include the identity of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other information with respect thereto as the Purchaser may reasonably request.

     4.5 NOTICE OF DEVELOPMENTS. From the date hereof to the Closing, the Seller and the Shareholder shall, immediately upon the Seller or the Shareholder becoming aware thereof, notify the Purchaser of any material problems or developments with respect to the business, operations, assets, or prospects of the Seller.

     4.6 NOTICE OF BREACH. From the date hereof to the Closing, the Sellers and the Shareholder shall, immediately upon the Seller or the Shareholder becoming aware thereof, give detailed written notice to the Purchaser of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to the Seller or the Shareholder prior to the date of this Agreement, of any of their respective covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

     4.7 NOTICE OF LITIGATION. From the date hereof to the Closing, the Seller and the Shareholder shall, immediately upon the Seller or the Shareholder becoming aware thereof, notify the Purchaser of (a) any suit, action, or proceeding (including, without limitation, any Tax Action or proceeding involving a labor dispute or grievance or union recognition) to which the Seller becomes a party or which is threatened against the Seller, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

     4.8 CONTINUATION OF INSURANCE COVERAGE. From the date hereof to the Closing, the Seller shall keep (and the Shareholder shall cause the Seller to keep) in full force and effect insurance coverage for the Seller and its assets and operations comparable in amount and scope to the coverage now maintained covering the Seller and its assets and operations.

     4.9 MAINTENANCE OF CREDIT TERMS. From the date hereof to the Closing, the Seller shall continue (and the Shareholder shall cause the Seller to continue) to effect sales and leases of its products only on the terms that have historically been offered by the Seller or on such other terms which are no less favorable to the Seller.

     4.10 UPDATING INFORMATION. As of the Closing, the Seller and the Shareholder shall update all information set forth in the schedules to this Agreement.

     4.11 INTERIM OPERATIONS OF THE SELLER.

          (a) From the date hereof to the Closing, the Seller shall conduct (and the Shareholder shall cause the Seller to conduct) its business only in the ordinary course consistent with past practice, and the Seller shall not, unless the Purchaser gives its prior written approval, (i) issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock, or issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating the Seller to issue securities, (ii) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock (other than dividends (A) paid to the Shareholder in respect of Federal income tax liability resulting from the operations of the Seller, (B) consistent with past practice, or (C) that could not reasonably be expected to adversely affect the operating cash flow of the Seller),
     (iii) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, (iv) except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any of the Transferred Assets, or authorize any capital expenditure in excess of $5,000 (other than sales out of inventory, sales and dispositions consistent with past practices, and dispositions of obsolete equipment with notice thereof to the Purchaser), (v) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, (vi) incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto, (vii) enter into, amend, or terminate any employment or consulting agreement with any director, officer, consultant, or key employee of the System, enter into, amend, or terminate any employment or consulting agreement with any other person that relates to the operation of the System otherwise than in the ordinary course of business, take any action intended to increase or decrease the number of persons employed by the System, or take any action with respect to the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Seller in effect on the date hereof, (viii) enter into, extend, or renew any lease for office space used in connection with the operation of the System, or (ix) except as required by law, adopt, amend, or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee, or sales representative of the Seller, so as to create any liability under Article IV of ERISA to any entity, (x) grant any increase in compensation to any director, officer, consultant, or key employee of the System, or (xi) grant any increase in compensation to any other employee or consultant of the System except in the ordinary course of business consistent with past practice. In addition, the Seller shall continue to write off accounts receivable balances in accordance with its historical practices.

          (b) From the date hereof to the Closing, the Seller shall use (and the Shareholder shall cause the Seller to use) their best efforts to preserve intact the business organization of the System, to keep available in all material respects the services of its present officers and key employees, to preserve intact the System's banking relationships and credit facilities, to preserve the goodwill of those having business relationships with the System, and to comply with all applicable laws.

     4.12 FINANCIAL STATEMENTS. From the date hereof until the Closing, as soon as available, and in any event within 30 days after the end of each calendar month beginning with August 1995, the Seller shall furnish to the Purchaser a balance sheet, statement of income and retained earnings, and statement of changes in financial position of the System for such month prepared by the Seller as an internal management control in accordance with the generally accepted accounting principles applied in the preparation of the Financial Statements (except for the absence of notes to such monthly financial statements and subject to normal year-end adjustments and accruals required to be made in the ordinary course of business that are not materially adverse and are consistent with past practices). Such monthly financial statements shall fairly present the financial position, results of operations, and changes in financial position as of the indicated dates and for the indicated periods.

     4.13 ASSIGNMENTS. From the date hereof until the Closing, the Seller and the Shareholder shall use their best efforts to obtain all necessary consents to the assignment by the Seller to the Purchaser of the Assumed Contracts, all of which consents are described on SCHEDULE 3.4 hereto.

     4.14 LICENSES. From the date hereof until the Closing, the Seller and the Shareholder shall cooperate and assist fully in connection with Purchaser's efforts to obtain, prior to the Closing Date, all consents and authorizations that may be required in connection with the transfer of all licenses, authorizations, certificates, permits, and orders listed on ANNEX 7 to SCHEDULE
1.1 hereto.

                                    ARTICLE 5

                              REGULATORY APPROVALS

     With the full cooperation and assistance of the Seller and the Shareholder as contemplated in Section 4.14 hereof, within 30 days after the date hereof, the Purchaser shall file with the FCC, the FAA, and with all state regulatory agencies, commissions, or other entities having jurisdiction over the System, applications for consent to transfer to the Purchaser of Radio Station Authorizations ("Authorizations") for the System, or any similar state authorizations, currently held by the Seller. The Purchaser shall use all commercially reasonable efforts to file and prosecute such applications so as to permit the Closing to occur. Approval of the aforementioned applications by the FCC, the FAA, and by any applicable state agencies, commissions, or other entities shall be by Final Order (and such approvals shall hereinafter collectively be referred to as the "Final Order"). As used in this Agreement, any such approval shall only be a Final Order if (a) the action of the subject governmental agency approving the application has not been reversed, stayed, enjoined, set aside, annulled, or suspended, (b) with respect to such approval, no timely request for stay, motion, or petition for reconsideration or rehearing, application, or request for review, or notice of appeal or other judicial petition for review is pending, and (c) the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of orders staying, reconsidering, or reviewing the subject governmental agency's own motion, shall have expired. Any action by a governmental authority approving the applications subject to conditions (other than conditions concerning notification of the consummation of this Agreement and other conditions that the FCC routinely attaches to grants of this type) shall not be deemed a Final Order until such time as the Purchaser notifies the Seller in writing of its willingness to accept such conditions. In addition, if prior to the date on which any such action would become a Final Order, the Purchaser does not elect to accept any such conditions, the Purchaser shall have the right to terminate this Agreement upon written notice to the Seller and the Shareholder and shall be relieved of all obligations hereunder as provided in Article 7 hereof.

                                    ARTICLE 6

                              CONDITIONS TO CLOSING

     6.1 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions:

          (a) The representations and warranties of the Seller and the Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing; the Seller and the Shareholder shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by the Seller and the Shareholder at or prior to the Closing; and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by the President of the Seller and by the Shareholder to the foregoing effects.

          (b) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

          (c) The Purchaser shall have received an opinion of Bailey & Dixon, L.L.P., counsel for the Seller, dated as of the Closing Date, in the form attached hereto as EXHIBIT D.

          (d) The Purchaser shall have received an opinion of Joyce & Jacobs, FCC counsel for the Seller and the Shareholder, dated as of the Closing Date, in the form attached hereto as EXHIBIT E.

          (e) Prior to the Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any facility, property, asset, or equipment used in connection with the operation of the System; there shall have been no material adverse change in the financial condition, business, properties, operations, or prospects of the System since June 30, 1995; and the operation of the System shall have been conducted only in the ordinary course consistent with past practices.

          (f) The FCC and all applicable state regulatory agencies, commissions, or other entities, by Final Order, shall have granted any required consent to the sale, transfer, and assignment of the Transferred Assets to the Purchaser and to the Purchaser's ownership and operation of the Transferred Assets.

          (g) As of the Closing Date, the System shall include at least 12,000 pagers in service, and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by the President of the Seller to the foregoing effect.

          (h) As of the Closing Date, the inventory of the System shall include at least 400 current model, marketable pagers, and the Purchaser shall have received a certificate dated as of the Closing Date signed by the President of the Seller to the foregoing effect.

          (i)  All consents and approvals (i) listed on SCHEDULE 3.4 hereto and
     (ii) otherwise required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or waived and all such consents and approvals shall be in form and content reasonably satisfactory to the Purchaser.

          (j) All necessary action (corporate or otherwise) shall have been taken by the Seller to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by the President of the Seller to the foregoing effect.

          (k) The Purchaser shall have received from the Seller a duly executed Bill of Sale and all such other instruments as shall be necessary or desirable in the reasonable opinion of the Purchaser's counsel to vest in or confirm in the Purchaser good and indefeasible title to the Transferred Assets in accordance herewith.

          (l) The Shareholder, Sam Miles, Lee Miles, and the Seller shall each have entered into a Noncompetition Agreement (a "Noncompetition Agreement") with the Purchaser substantially in the forms attached hereto as EXHIBITS E, F, G, and H, respectively.

          (m) The Seller shall have duly executed and delivered to the Purchaser the License Agreement substantially in the form attached hereto as EXHIBIT I granting the Purchaser the right to the use of the name "SigNet Paging" in the area presently served by the System.

          (n) The Seller and ProNet shall have entered into a Registration Rights Agreement substantially in the form of EXHIBIT J hereto providing that ProNet shall prepare and file with the Securities and Exchange Commission (the "SEC") a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 (or any appropriate similar rule that may be adopted by the SEC) under the Securities Act (the "Shelf Registration") covering all of the Common Stock issued to the Seller pursuant to this Agreement, if any.

          (o) The Seller shall have delivered to the Purchaser assignments of the Real Estate Leases.

          (p) The Seller and the Shareholder shall have delivered such good standing certificates, officer's certificates, and similar documents and certificates as counsel for the Purchaser shall have reasonably requested prior to the Closing Date.

The decision of the Purchaser to consummate the transactions contemplated hereby without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of the Seller's or the Shareholder's respective representations, warranties, covenants, or indemnities herein.

     6.2 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions:

          (a) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing; all agreements to be performed hereunder by the Purchaser at or prior to the Closing shall have been performed in all material respects; and the Seller and the Shareholder shall have received a certificate, dated as of the Closing Date, signed by the President of the Purchaser to the foregoing effects.

          (b) The Purchaser shall have delivered to the Seller (i) a certified bank check or wire transfer in the amount of the cash portion of the Purchase Price to be paid on the Closing Date and (ii) certificates evidencing the shares of Common Stock in the amount of the balance of the Purchase Price to be paid on the Closing Date in accordance with and as specified in Section 1.4 hereof.

          (c) The Purchaser shall have delivered to the Seller an Assumption Agreement substantially in the form attached hereto as EXHIBIT C with respect to the Assumed Liabilities.

          (d) The Purchaser shall have entered into the Noncompetition Agreements with the Seller, the Shareholder and Sam Miles.

          (e) The Seller and ProNet shall have entered into the Registration Rights Agreement.

          (f) The Purchaser shall have executed and delivered to the Seller a promissory note substantially in the form of EXHIBIT K attached hereto.

          (g) The Seller shall have received an opinion of Vinson & Elkins L.L.P., counsel to the Purchaser, substantially in the form of EXHIBIT L attached hereto.

                                    ARTICLE 7

                                   TERMINATION

     This Agreement may be terminated prior to the Closing by (a) the mutual consent of the Purchaser and the Seller, (b) the Seller upon the failure of the Purchaser to perform or comply in all material respects with each of its covenants or agreements contained herein prior to the Closing or if each representation or warranty of the Purchaser hereunder shall not have been true and correct as of the time at which such representation or warranty was made,
(c) the Purchaser upon the failure of the Seller or the Shareholder to perform or comply in all material respects with each of its or his covenants or agreements contained herein prior to the Closing or if each representation or warranty of the Seller or the Shareholder hereunder shall not have been true and correct as of the time at which such representation or warranty was made,
(d) the Purchaser in accordance with the provisions of Article 5 hereof, and
(e) the Seller or the Purchaser if the Closing does not occur by January 31, 1996; provided, that no party may terminate this Agreement pursuant to (b), (c), or (e) above if such party is, at the time of any such attempted termination, in breach of any term hereof.

                                    ARTICLE 8

                                 INDEMNIFICATION

     8.1 INDEMNIFICATION OF THE PURCHASER. The Seller and the Shareholder jointly and severally agree to indemnify and hold harmless the Purchaser and each officer, director, employee, attorney, accountant, stockholder, and affiliate of the Purchaser (collectively, the "Purchaser Indemnified Parties") from and against any and all damages, losses, claims, liabilities (including, without limitation, those liabilities not expressly assumed by the Purchaser as provided in Sections 1.3 and 9.3 hereof), demands, charges, suits, penalties, costs, and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Purchaser Indemnified Costs") which any of the Indemnified Parties may sustain, or to which any of the Purchaser Indemnified Parties may be subjected, arising out of any breach or default by the Seller or the Shareholder of or under any of the representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

     8.2 INDEMNIFICATION OF THE SELLER AND THE SHAREHOLDER. The Purchaser agrees to indemnify and hold harmless the Seller, the Shareholder, and each officer, director, employee, attorney, and accountant of the Seller (collectively, the "Seller Indemnified

Parties" and together with the Purchaser Indemnified Parties, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "Seller Indemnified Costs" and together with the Purchaser Indemnified Costs, the "Indemnified Costs") which any of the Seller Indemnified Parties may sustain, or to which any of the Seller Indemnified Parties may be subjected, arising out of or relating to any breach or default by the Purchaser of or under any of the representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

     8.3 DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it or he may have to such Indemnified Party under this Article 8 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Parties shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

          (a) The Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Parties, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnifying Parties, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

          (b) The Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgement of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgement, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgement could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

          (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

          (d) The Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgement of any third-party action (i) as to which the Indemnifying Parties fail to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; PROVIDED, HOWEVER, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgement that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 8 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     8.4 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 hereof because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Parties in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

     8.5 RIGHT OF OFFSET. The Seller and the Purchaser agree that the Purchaser shall have the right to offset the amounts of any Purchaser Indemnified Costs by reducing the Deferred Amount in an amount equal to the amount of any such Purchaser Indemnified Costs.

                                    ARTICLE 9

                                  MISCELLANEOUS

     9.1 COLLATERAL AGREEMENTS, AMENDMENTS, AND WAIVERS. This Agreement (together with the documents delivered in connection herewith) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction other than the confidentiality provisions set forth in paragraph 2 of that certain letter of intent dated July 10, 1995, among the parties hereto and constitutes the entire understanding among the parties hereto with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered in connection herewith unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

     9.2 RESTRICTION ON TRANSFER OF COMMON STOCK. The Seller hereby agrees and acknowledges that the shares of Common Stock to be received by the Seller on the Closing Date (the "Transferred Shares") shall be subject to the following restrictions on transfer. The Seller shall only be permitted to sell, assign, transfer, or otherwise dispose of that number of Transferred Shares equal to
8.33 percent of the total number of Transferred Shares delivered to the Seller at Closing in each calendar month beginning on the six month anniversary of the Closing Date, for a period of 12 calendar months following such date, provided that any shares of Common Stock so released may be transferred at any time and from time to time after such release; PROVIDED, HOWEVER, that the Seller shall be permitted (a) to make a bona fide pledge of the Transferred Shares as security for indebtedness incurred contemporaneously with the making of such pledge, so long as the pledgee agrees with the Purchaser in writing to be bound by foregoing restrictions on transfer in the event of a foreclosure or other manner of realizing upon any of the Transferred Shares so pledged, and (b) a transfer or disposition in compliance with applicable law to (i) the Shareholder, (ii) the Shareholder's spouse or descendants, or (iii) a trust solely for the benefit of the Shareholder, the Shareholder's spouse or any of the Shareholder's descendants. The Seller shall not be obligated to transfer any of the Transferred Shares and upon the expiration of 18 months following the Closing Date, the Transferred Shares shall be released from the foregoing restriction. There shall be no contractual restriction on the timing of the sale, assignment, transfer, or other disposition of the shares of Common Stock, if any, delivered to the Seller in payment of the Deferred Amount.

     9.3 BULK SALES COMPLIANCE. The Purchaser hereby waives compliance by the Seller with any laws governing bulk sales (to the extent such laws are applicable to the transactions contemplated by this Agreement). The Seller and the Shareholder hereby jointly and severally agree to indemnify the Purchaser for any liabilities incurred by the Purchaser as a result of such non-compliance or claims asserted against the Purchaser or any of the Transferred Assets in respect of debts, obligations, or liabilities of the Seller which were not assumed by the Purchaser pursuant to the Assumption Agreements. Any such liabilities shall be Indemnified Costs and, as such, shall be subject to offset by the Purchaser as provided in Section 8.5 hereof.

     9.4 RISK OF LOSS - DAMAGE TO TRANSFERRED ASSETS. The parties hereto hereby agree that the risk of loss or damage to any of the Transferred Assets shall be upon the Seller prior to the Closing and upon the Purchaser thereafter.

     9.5 PRORATIONS. All annual or periodic ad valorem fees, taxes, and assessments and similar charges imposed by taxing authorities on the Transferred Assets (collectively, "Property Taxes") shall be borne and paid (a) by the Seller for all full tax years or periods ending before the Closing Date and for that portion of any tax year or period ending on or after the Closing Date from the date of commencement of such year or period to the date immediately preceding the Closing Date and (b) by the Purchaser for all full tax years or periods beginning on or after the Closing Date and for that portion of any tax year or period ending on or after the Closing Date from and including the Closing Date to the final date of such year or period, regardless of when or by which party such Property Taxes are actually paid to the applicable taxing authority. In addition, all rents and other lease charges, power and utility charges, license or other fees, wages, salaries, and commissions, all Assumed Contracts, prepaid items and expenses, and similar items to be allocated between the Purchaser and the Seller shall be allocated between the Purchaser and the Seller effective as of 12:01 a.m. on the Closing Date. Such allocations shall be determined and payment accordingly made from one party to the other, as the case may be, on the Closing Date to the extent they are known and agreed to by the Purchaser and the Seller; otherwise such allocations shall be determined and payment made (effective as of 12:01 a.m. on the Closing Date) on the date 30 days thereafter. If there shall be any dispute in regard to the amounts due under this Section 9.5, the same shall be determined by a nationally recognized accounting firm selected by the Purchaser in its sole and absolute discretion and any such determination shall be binding and conclusive on the parties hereto. The charges of such firm shall be shared equally by the Purchaser and the Seller.

     9.6 ALLOCATION OF PURCHASE PRICE. The parties hereto acknowledge that the transactions contemplated hereby must be reported in accordance with Section 1060 of the Code. Accordingly, the parties shall report such transactions for all purposes in accordance with the Purchase Price allocation set forth on EXHIBIT M hereto.

     9.7 RECORDS. At the Closing, the Seller and the Shareholder will turn over and deliver to the Purchaser all files of the Seller and the Shareholder relating to the Transferred Assets and/or the System, including, without limitation, all copies and originals of all Assumed Contracts, any and all operating manuals, third party warranties, and like materials and data in the Seller's or the Shareholder's possession relating to the design, construction, maintenance, and operation of facilities, improvements, and equipment included in the Transferred Assets and/or the System, and all appropriate books and records, accounting information, and operating information and data, current and historical, reasonably related to the Transferred Assets and/or the System.

     9.8 SELLER'S LIABILITIES. The Seller agrees to satisfy, pay and extinguish all of the liabilities of the Seller outstanding as of the Closing Date within 30 days following the Closing Date.

     9.9 SUCCESSORS AND ASSIGNS. No rights or obligations of any party hereto under this Agreement may be assigned (except that the Purchaser may assign its rights and obligations to any affiliate (as that term is defined in Rule 144 under the Securities Act) of the Purchaser or to any successor entity to the Purchaser whether pursuant to a sale of all or substantially all of the Purchaser's assets, the merger, consolidation, liquidation, or dissolution of the Purchaser, or otherwise. If the Purchaser's rights under this Agreement are assigned to a successor entity, any portion of the Purchase Price that was required to be paid, or was payable, in Common Stock shall be payable in cash in accordance with Section 1.4 hereof. Any assignment, dissolution, or liquidation in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 9.9, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

     9.10 EXPENSES. Each of the parties hereto shall pay its or his own respective costs and expenses incurred in connection with this Agreement. The Seller and the Purchaser shall each pay one-half of any administrative, application, and filing costs incurred in connection with regulatory approvals described in Article 5 hereof.

     9.11 SALES TAXES. The parties hereto expressly agree that the Seller shall be responsible for and shall pay all federal, state, county, or local taxes of the Seller and the Purchaser arising by reason of, or resulting from, the sale of the Transferred Assets and the assumption of liabilities contemplated hereby.

     9.12 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable from this Agreement, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     9.13 WAIVER. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

     9.14 NOTICES. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered in connection with this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) when confirmed if delivered by telefacsimile or similar device, or (c) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or his address indicated below:

     If to the Purchaser:  Contact Communications Inc.
                           600 Data Drive
                           Plano, Texas  75075
                           Attn:  Jackie R. Kimzey
                                  Mark A. Solls
                           Fax No: (214) 964-9570

     With a copy to:       Vinson & Elkins L.L.P.
                           2001 Ross Avenue, Suite 3700
                           Dallas, Texas  75201-2975
                           Attn:  Jeffrey A. Chapman
                                  Mark Early
                           Fax No: (214) 220-7716

     If to the Seller      SigNet Paging of Raleigh, Inc.
     or the Shareholder:   2411-116E Millbrook Road
                           Raleigh, North Carolina 27604
                           Attention:  W. David Sweatt
                                       Sam A. Miles
                           Fax No: (919) 872-6474

     With a copy to:       Bailey & Dixon, L.L.P.
                           2500 Two Hannover Square
                           Post Office Box 1351
                           Raleigh, North Carolina  27602-1351
                           Attention:  Cathleen M. Plaut
                           Fax No.: (919) 828-6592

Each party may change its or his address for purposes of this Section 9.14 by proper notice to the other parties.

     9.15 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing.

     9.16 PUBLIC ANNOUNCEMENT. No public announcement shall be made by any party with respect to the transactions contemplated hereby without the approval of the Purchaser unless otherwise required by law.

     9.17 FURTHER ASSURANCES. From time to time hereafter, (a) at the request of the Purchaser, but without further consideration, the Seller and the Shareholder shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the Purchaser may reasonably request in order more effectively to consummate the transactions contemplated hereby, and (b) at the request of the Seller or the Shareholder, but without further consideration, the Purchaser shall execute and deliver such other certificates, statements, and documents, and take such other action as the Seller or the Shareholder may reasonably request in order to more effectively consummate the transactions contemplated hereby.

     9.18 NO THIRD-PARTY BENEFICIARIES. Except for the Indemnified Parties not a party to this Agreement, no person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

     9.19 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     9.20 HEADINGS. The headings, captions, and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement or affect the meaning hereof.

     9.21 SECTIONS; EXHIBITS. All references to "Sections", "Subsections", "Schedules", "Annexes", and "Exhibits" herein are, unless specifically indicated otherwise, references to sections, subsections, schedules, annexes, and exhibits of and to this Agreement. All schedules and exhibits attached hereto are made a part hereof for all purposes, the same as set forth herein verbatim, it being understood that if any exhibit attached hereto which is to be executed and delivered contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.

     9.22 NUMBER AND GENDER OF WORDS. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     9.23 SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that, without limiting any other remedy available to the Purchaser at law or in equity, the Purchaser shall be able to specifically enforce the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.

                              CONTACT COMMUNICATIONS INC.




[Seal]                        By: /s/ MARK A. SOLLS
                                  ---------------------------------
                                  Mark A. Solls, Vice President and
                                  General Counsel


Attest: BEVERLY MURPHY
        ----------------

                              SIGNET PAGING OF RALEIGH, INC.


[Seal]                        By: /s/ W. DAVID SWEATT
                                  --------------------------------
                                  W. David Sweatt, President

Attest: DONALD P. LEE
        ----------------

                                  /s/ W. DAVID SWEATT
                                  --------------------------------
                                  W. David Sweatt

                                    GUARANTEE

     As an inducement to SigNet Paging of Raleigh, Inc., a North Carolina corporation (the "Seller"), and W. David Sweatt (the "Shareholder") entering into the Asset Purchase Agreement, dated today, with Contact Communications Inc., a Delaware corporation (the "Purchaser"), ProNet Inc. ("ProNet"), a Delaware corporation and the owner of all of the issued and outstanding capital stock of the Purchaser, hereby guarantees the full and prompt performance by the Purchaser of all obligations of the Purchaser under the Agreement, including the payment, when due, of all sums owing by the Purchaser to the Seller or the Shareholder under the Agreement. This Guarantee shall be governed by the laws of the State of North Carolina.

                              PRONET INC.



                              By:  /s/ MARK A. SOLLS
                                  -------------------------------------
                              Name: Mark A. Solls
                              Title: Vice President and General Counsel

                                   APPENDIX A

                             PAGER ADJUSTMENT AMOUNT


     The Pager Adjustment Amount shall be equal to the sum of

          (a) the sum of (i) product of (A) $65 times (B) the remainder of (1) the Closing Date Amount of pagers in service in the System pursuant to rental agreements with end users minus (2) 7,930 plus (ii) an amount equal to the Seller's cost with respect to any such additional pagers, plus

          (b) the product of (i) $65 times (ii) the remainder of (A) the Closing Date Amount (as hereinafter defined) of co-am pagers in service in the System minus (B) 2,340, plus

          (c) the product of (i) $25 times (ii) the remainder of (A) the Closing Date Amount of pagers in service in the System pursuant to agreements with resellers minus (B) 2,730.

With respect to any of the three categories of pagers described herein, "Closing Date Amount" shall mean the number of such pagers in service in the System as of 5:00 p.m. on the day immediately preceding the Closing Date as set forth in the officer's certificate to be delivered at Closing pursuant to Section 6.1(g) hereof.

                                    EXHIBIT A

                           BILL OF SALE AND ASSIGNMENT


STATE OF TEXAS      )
                    )                      KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF DALLAS    )


     THAT SigNet Paging of Raleigh, Inc., a North Carolina corporation ("Grantor"), in consideration of the payment by Contact Communications Inc., a Delaware corporation ("Grantee"), of the consideration specified in the Purchase Agreement (as hereinafter defined), the receipt and sufficiency of which are hereby acknowledged, does hereby sell, convey, transfer, assign, and deliver unto Grantee, pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of September ___, 1995, by and among Grantor, W. David Sweatt, and Grantee, all of Grantor's rights, titles, and interests in and to all of the assets, properties, contracts, leases (including, but not limited to, all of Grantor's interests as "tenant" or "lessee" under all real property leases), and agreements which are used in the operation of the System (as defined in the Purchase Agreement), including, without limitation, the assets described on SCHEDULE 1 attached hereto but excluding the assets listed on
SCHEDULE 2 hereto (collectively, the "Transferred Assets").

     TO HAVE AND TO HOLD the Transferred Assets unto Grantee and its successors and assigns forever, and Grantor does hereby bind itself and its successors to warrant and forever defend the title to the Transferred Assets unto Grantee, its successors and assigns, against the claims and demands of all persons. The Grantor hereby further warrants to Grantee that it is conveying to Grantee good and indefeasible title to the Transferred Assets, free and clear of all liens, mortgages, security interests, charges, or encumbrances of any kind or character.

     Grantor covenants and agrees, for the benefit of Grantee and its successors and assigns, without further consideration, and whenever and as often as required so to do by Grantee and its successors and assigns, to execute and deliver to Grantee such other instruments of conveyance, transfer, and assignment and take such other action as Grantee may require more fully and effectively to transfer, assign, and convey to and vest in Grantee and its successors and assigns, and to put Grantee and its successors and assigns in actual possession and operating control of, the Transferred Assets.

     Nothing in this Bill of Sale and Assignment, express or implied, is intended or shall be construed to confer upon, or to give to, any person, firm, corporation, or other entity other than the Grantor, the Grantee, and their respective successors and assigns, any right or remedy under or by reason of this Bill of Sale and Assignment or any term, covenant, or condition hereof, and all the terms, covenants, conditions, promises, and agreements contained in this Bill of Sale and Assignment shall be for the sole and exclusive benefit of the Grantor, the Grantee, and their respective successors and assigns.

     The terms and conditions of this Bill of Sale and Assignment shall be governed and construed in accordance with the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of this __ day of _________, 1995.

                              SIGNET PAGING OF RALEIGH, INC.



                              By: _______________________________________
                                   W. David Sweatt, President

                                    EXHIBIT B


                              ASSUMPTION AGREEMENT


     THIS ASSUMPTION AGREEMENT (the "Agreement") is made and entered into as of this __ day of ____________, 1995, by and between Contact Communications Inc., a Delaware corporation (the "Purchaser"), and SigNet Paging of Raleigh, Inc., a North Carolina corporation (the "Seller").

                               W I T N E S S E T H

     WHEREAS, concurrently with the execution and delivery hereof, the Seller has sold to the Purchaser substantially all of the assets and properties of the Seller that are used in the operation of the Seller's radio paging system pursuant to that certain Asset Purchase Agreement dated as of September __, 1995, by and among the Purchaser, the Seller, and W. David Sweatt (the "Purchase Agreement"); and

     WHEREAS, pursuant to the Purchase Agreement, the Purchaser has agreed to assume certain liabilities and obligations of the Seller.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser hereby covenants and agrees with the Seller as follows:

     1. Effective as of the date hereof, the Purchaser hereby agrees to assume and be solely responsible for the payment, performance, and discharge of all of the Seller's obligations and liabilities under the contracts, agreements, arrangements, leases, licenses, permits, and instruments listed on SCHEDULE 1 hereto (the "Assumed Contracts"), subject, however, to the terms and conditions of the Purchase Agreement.

     2. Except as specifically provided in this Agreement, the Purchaser shall not be liable for and shall not assume any obligations or liabilities of the Seller (whether known or unknown, matured or unmatured, or fixed or contingent) not included within the Assumed Contracts, including, without limitation,
(a) any claims for workers compensation, (b) any foreign, federal, state, county, or local taxes on income of the Seller whether arising before or after the date hereof, any foreign, federal, state, county, or local taxes, fees, and assessments of any kind of the Seller or for which the Seller has the obligation to collect from any other party, including, without limitation, sales, use, gross receipts, franchise, excise, payroll, including Social Security and unemployment, value-added, withholding, and any other taxes, whether arising before or after the date hereof, or any foreign, federal, state, county, or local taxes, including, without limitation, sales, use, gross receipts and value-added taxes, or any other fees, arising by reason of the purchase and sale of the Transferred Assets (as defined in the Purchase Agreement) by the Seller to Purchaser and the assumption of liabilities pursuant hereto, including any such taxes, fees, and assessments related the purchase and sale of the Transferred Assets and the assumption of liabilities payable by, or assessed against, Purchaser, or otherwise, (c) any liability for any violation by the Seller of any statutes, laws, regulations, or ordinances of any federal, state, or local government, including, without limitation, the failure to file or the improper filing of any and all tax returns and other reports or the failure to timely pay any and all taxes, fees, and assessments to any governmental unit, authority, or instrumentality by the Seller, (d) any liability for any breach of contract, negligence, or misconduct by the Seller or any of its agents, servants, or employees, (e) any liability of the Seller arising out of or pursuant to the Purchase
Agreement (including, without limitation, any liability arising out of the Seller's employee severance policy), (f) any liability of the Seller relating to any litigation arising from any event, action, or omission, (g) any liability of the Seller relating to employee benefit plans maintained by the Seller, (h) any liability arising out of or incurred in respect of any transaction of the Seller, (i) any liability of the Seller to its shareholders, whether in connection with the transactions contemplated by the Purchase Agreement or any subsequent liquidation and dissolution of the Seller, or otherwise, including, but not limited to, liabilities or obligations of the Seller to make distributions to the Shareholder or distributions in liquidation.

     3. The Purchaser and the Seller hereby agree to execute and deliver any and all additional documents that the other may reasonably request in order to more fully effect the agreements set forth in this Agreement.

     4. The undertakings, covenants, and agreements set forth herein shall be binding upon and inure to the benefit of the Purchaser and the Seller and their respective successors and assigns.

     IN WITNESS WHEREOF, the Purchaser and the Seller have executed this Agreement as of the date first written above.

                              CONTACT COMMUNICATIONS INC.



                              By:
                                  ------------------------------------------
                                  Mark A. Solls
                                  Vice President and General Counsel


                              SIGNET PAGING OF RALEIGH, INC.



                              By:
                                  ------------------------------------------
                                  W. David Sweatt, President

                                    EXHIBIT C


                                     FORM OF
                           OPINION OF SELLER'S COUNSEL


     1. The Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of North Carolina.

     2. The Seller has full corporate power and corporate authority to execute and deliver the Purchase Agreement, the Seller Non-Competition Agreement, the Bill of Sale and the License Agreement (collectively, the "Seller Transaction Documents") and to perform the obligations contemplated thereby. The execution and delivery by the Seller of each of the Seller Transaction Documents has been duly authorized by all necessary corporate action on the part of the Seller. Each of the Seller Transaction Documents has been duly executed and delivered by the Seller and constitutes the legal, valid, and binding obligation of the Seller enforceable in accordance with its terms.

     3. The Shareholder has duly executed and delivered the Purchase Agreement and the Shareholder Noncompetition Agreement. The Purchase Agreement and the Shareholder Noncompetition Agreement constitute the legal, valid, and binding obligation of the Shareholder enforceable in accordance with their respective terms.

     4. Neither the execution and delivery by the Seller of the Seller Transaction Documents, nor the performance by the Seller of its obligations thereunder violates or conflicts with, results in a breach of, or constitutes a default under the Seller's Certificate of Incorporation or Bylaws, any law, any judgment, decree, or order of any court or any other agency of government known to this firm that is applicable to the Seller or the Seller's property, or any material agreement known to this firm to which the Seller is a party or by which the Seller's property is bound.

     5. Neither the execution and delivery by the Shareholder of the Purchase Agreement and the Shareholder Noncompetition Agreement, nor the performance by the Shareholder of his obligations thereunder, violates or conflicts with, results in a breach of, or constitutes a default under any law, any judgment, decree, or order of any court or any other agency of government known to this firm that is applicable to the Shareholder or the Seller or his or its property, or any material agreement known to this firm to which the Shareholder or the Seller is a party, or by which his or its properties is bound.

     6. No approvals or authorizations by, or filings or qualifications with, any state, federal, or local agency, authority, or body are required in connection with the execution, delivery, and performance of the Purchase Agreement or any other agreements or documents executed and delivered pursuant thereto by the Seller and/or the Shareholder, except such as have been duly obtained or made.

     7. To our knowledge after inquiry, there is no action, suit, investigation, or proceeding that is pending or threatened against or affecting the Seller or the Shareholder in any court or before any governmental authority, arbitration board, or tribunal that (a) involves any of the transactions contemplated by the Purchase Agreement or (b) if decided adversely to the Seller or the Shareholder, would involve the possibility of materially and adversely affecting the Transferred Assets.

     8. To our knowledge after inquiry, there are no pending or threatened condemnation or similar proceedings or assessments affecting the Transferred Assets or any part thereof and there are no such proceedings or assessments contemplated by any governmental authority.

     9. To our knowledge after inquiry, neither the Seller nor the Shareholder has entered into any agreement pursuant to which any other individual or entity has obtained the right to acquire any or all of the Transferred Assets.

     10. Upon the consummation by the Seller of the transactions contemplated by the Purchase Agreement, the Purchaser shall have duly and validly acquired all of the right, title, and interest in and to the Transferred Assets and the Transferred Assets will have been conveyed by proper and enforceable instruments of conveyance, and, to our knowledge after inquiry, all consents of third parties necessary for such conveyance to be valid and enforceable by the Purchaser against third parties will have been obtained.

     11. To our knowledge after inquiry, the Seller does not currently sponsor or contribute to, or have any contract or other obligation to sponsor or contribute to, any employee benefit plan subject to ERISA.

                                    EXHIBIT D


                                     FORM OF
                         OPINION OF SELLER'S FCC COUNSEL

     1. The Seller and the Shareholder have complied in all respects with, and are not in violation in any respect of, the Communications Act of 1934, as amended, and the rules, regulations, policies, precedents and orders promulgated thereunder (collectively, the "Act"), by virtue of the licenses and authorizations issued or granted to the Seller by the FCC, as listed in Annex 6 to Schedule 1.1 of the Agreement (the "Licenses"), except as listed in SCHEDULE
3.9 to the Agreement.

     2. The Licenses, which constitute all licenses, orders and other authorizations from the FCC which are necessary for the Seller's operation of the System, were duly issued by the FCC to the Seller and have not been sold, conveyed, pledged, assigned or transferred to any other party. There are no liens, charges, encumbrances or adverse claims with respect to the Licenses.
All of the Licenses are in full force and effect and their grant to the Seller is "final," I.E., no longer subject to administrative reconsideration or review or to judicial review, whether on motion of the reviewing agency or otherwise. No License is subject to any condition or requirement not generally imposed by the FCC upon holders of authorizations in the same service. The Licenses were properly and validly obtained by the Seller in compliance with the Act. No party has valid grounds to contest the assignment of the Licenses as contemplated by the Agreement. No event has occurred with respect to any of the Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any impairment of the rights of the holder of any License or the imposition of a forfeiture against the Seller or the Shareholder or any subsequent holder with respect to their operation of the System. The Seller and the Shareholder have received no pending notice of violation with respect to any of the Licenses. All Licenses are renewable by their terms, and the Licenses can be renewed without the need to pay any amounts other than routine FCC fees. No state regulatory agencies exercise any jurisdiction over the operation of the System.

     3. The execution, delivery and performance of the Agreement by the Purchaser, the Seller and the Shareholder will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Seller or the Shareholder or any of their assets by virtue of the Licenses. All authorizations, approvals and consents of, and registrations and filings with and notices to, the FCC required in connection with the execution, delivery and performance of the Agreement (including the assignment of the Licenses from Seller to Purchaser) by the Seller and the Shareholder by virtue of the

Licenses are in full force and effect and their grant is "final," other than certain post-closing informational filings that may be required by the Act (I.E., written notification to the FCC that the assignment has, in fact, been completed).

     4. The Seller has obtained all necessary clearances from the Federal Aviation Administration ("FAA") for the construction of all radio towers associated with the System. The Seller and the Shareholder have complied in all respects with, and are not in violation in any respect of, all rules, regulations, policies, precedents or orders of the FAA with respect to such towers.

     5. No judgments, decrees or orders have been issued by the FCC against the Seller or the Shareholder in connection with the Licenses or the System. No action, proceeding, inquiry, investigation, notice of apparent liability, order of forfeiture, show cause order, license revocation proceeding, formal complaint or informal complaint is currently pending or threatened by or before the FCC regarding the Licenses or the Systems, or (insofar as it relates to the Licenses or the Systems) regarding the Seller or the Shareholders, other than rulemaking proceedings of general applicability pertaining to the paging industry. All reports and other filings required under the Act with respect to the Licenses, the System, or (insofar as they relate to the Licenses or the System) the Seller have been made in a timely manner.

                                    EXHIBIT E

                            NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (the "Agreement") is entered into as of __________, 1995, between Contact Communications Inc., a Delaware corporation (the "Company"), and W. David Sweatt (the "Shareholder").


                               W I T N E S S E T H


     WHEREAS, concurrently herewith, SigNet Paging of Raleigh, Inc., a North Carolina corporation ("SigNet"), is selling, transferring, and conveying to the Company, pursuant to that certain Asset Purchase Agreement dated as of September, 1995, by and among the Company, SigNet, and the Shareholder (the "Purchase Agreement"), substantially all of the property and assets of SigNet that are used in the conduct of SigNet's radio paging system business (such property, assets, and business, including all affiliated networks, being hereinafter collectively called the "System");

     WHEREAS, the Shareholder has been affiliated with SigNet for a number of years and, as the sole shareholder and as an officer of SigNet, possesses valuable knowledge about the business and operations of SigNet; and

     WHEREAS, the Company has requested that the Shareholder enter into this Agreement as an inducement to the Company to enter into and consummate the transactions contemplated by the Purchase Agreement;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


     1. CONSIDERATION. The Shareholder has entered into this Agreement and made the covenants hereinafter set forth in order to induce the Company to consummate the transactions contemplated by the Purchase Agreement.

     2. CONFIDENTIAL INFORMATION. The Shareholder acknowledges that the information, observations, and data obtained or possessed by him concerning the business affairs of the System will be the property of the Company and not the Shareholder. Therefore, the Shareholder agrees that he will not disclose to any person or use for his own account any of such information, observations, or data unless and to the extent that such information, observations, or data become generally known to and available for use by the public otherwise than as a result of the Shareholder's act or omission to act. The Shareholder agrees to deliver to the Company, at any time the Company may request, all memoranda, notes, plans, records, reports, and other documents (and copies thereof) relating to the conduct of the System of which he may then possess or have under his control.

     3. NONCOMPETITION. The Shareholder agrees that he shall not, until 11:59 p.m. on the fifth anniversary of the date hereof:

          a. directly or indirectly own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which in any way competes with the Company in the sale or leasing of pagers or paging services in the Raleigh-Durham Area (as hereinafter defined); PROVIDED, HOWEVER, that the Shareholder may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if the Shareholder does not, directly or indirectly, own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 1% or more of any class of equity securities, of such entity; and, provided further, that this covenant shall not apply to any investment by the Shareholder in Voicetel of Central North Carolina ("Voicetel");

          b. aid, abet, or otherwise assist any individual, business or other organization or entity in canvassing, soliciting, or accepting any contracts for the sale or lease of pagers or paging services in the Raleigh-Durham Area;

          c. directly or indirectly request or advise any present or future customers of the System or the Company to cancel any contracts with the Company or curtail their dealings with the Company;

          d. directly or indirectly request or advise any present or future service provider or financial resource of the System or the Company to withdraw, curtail, or cancel the furnishing of such service or resource to the Company;

          e. directly or indirectly disclose or communicate to any other person, firm, or corporation:

               (1) the names of past, present, or future customers of the System or the Company; or

               (2) any names of past, present, or future employees or other knowledge of or relating to the System or the Company; or

          f. directly or indirectly induce or attempt to influence any employee of the Company to terminate his or her employment.

     As used herein the "Raleigh-Durham" area means the counties listed on
Schedule 1 attached hereto.

     The Shareholder hereby agrees, if he makes an investment in Voicetel, to use his best efforts to insure that subsequent to such investment, Voicetel shall provide paging services to its new customers after such investment solely pursuant to a reseller agreement to be entered into between Voicetel and the Company. The Company agrees to provide paging services to Voicetel pursuant to such agreement, if any, at a rate equal to the lowest rate charged to any of its resellers in the Raleigh-Durham Area.

     4. AMENDMENTS. This Agreement may be amended or modified from time to time, but only by a written instrument executed by both parties hereto.

     5. NOTICES. Any notices required or permitted hereunder shall be in writing and shall be deemed given (a) when personally delivered, (b) when confirmed if delivered by telefacsimile or similar device, or (c) when sent by registered or certified mail, return receipt requested, addressed to the other party at its or his address set forth below its or his signature to this Agreement, or at such other address as it or he may specify in writing in accordance with this Section 5.

     6. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior discussions and understandings.

     7. ASSIGNMENT; PARTIES BOUND. The Company may assign its rights and obligations hereunder to any party. The Shareholder may not assign any of his obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

     8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of North Carolina (regardless of the laws that might otherwise govern under applicable North Carolina principles of conflicts of law) as to all matters, including but not limited to, matters of validity, construction, effect, performance, and remedies.

     9. NON-WAIVER OF BREACH. A waiver by any party hereto of a particular breach or default in connection with any provision of this Agreement shall not be deemed a waiver of any subsequent default or breach of the same or any other provision of this Agreement.

     10. INVALID PROVISION. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     11. HEADINGS. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

     12. ATTORNEYS' FEES. If either party hereto brings any action, at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the other party hereto reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

     13. ENFORCEMENT OF COVENANTS. The Shareholder agrees that a violation on his part of any covenant contained herein shall cause irreparable damage to the Company and, consequently, the Shareholder further agrees that the Company shall be entitled, as a matter of right, to an injunction restraining any further violation of such covenant by the Shareholder. Such right to an injunction shall be cumulative and in addition to all other remedies the Company may have, including, but not limited to, recovery of damages.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              CONTACT COMMUNICATIONS INC.


                              By:
                                    ------------------------------------------
                              Name:
                                    ------------------------------------------
                              Title:
                                    ------------------------------------------


                              Address:  600 Data Drive
                                        Plano, Texas  75075
                                        Attn:  Mark A. Solls
                                        Fax No: (214) 964-9520


                              ------------------------------------------------
                              W. David Sweatt

                              Address:  c/o Bank of Lafayette
                                        2110 Pinhook Road
                                        Lafayette, Louisiana 70505

                                    EXHIBIT F

                            NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (the "Agreement") is entered into as of __________, 1995, between Contact Communications Inc., a Delaware corporation (the "Company"), and Sam A. Miles (the "Executive").


                               W I T N E S S E T H


     WHEREAS, concurrently herewith, SigNet Paging of Raleigh, Inc., a North Carolina corporation ("SigNet"), is selling, transferring, and conveying to the Company, pursuant to that certain Asset Purchase Agreement dated as of September, 1995, by and among the Company, SigNet, and W. David Sweatt (the "Purchase Agreement"), substantially all of the property and assets of SigNet that are used in the conduct of SigNet's radio paging system business (such property, assets, and business, including all affiliated networks, being hereinafter collectively called the "System");

     WHEREAS, the Executive has been affiliated with SigNet for a number of years and as an officer and a director of SigNet, possesses valuable knowledge about the business and operations of SigNet; and

     WHEREAS, the Company has requested that the Executive enter into this Agreement as an inducement to the Company to enter into and consummate the transactions contemplated by the Purchase Agreement;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. CONSIDERATION. The Executive has entered into this Agreement and made the covenants hereinafter set forth in order to induce the Company to consummate the transactions contemplated by the Purchase Agreement. As additional consideration for the Executive's covenants contained herein, concurrently with the execution of this Agreement the Company is paying the Executive the sum of [$1.4 MILLION] in cash.

     2. CONFIDENTIAL INFORMATION. The Executive acknowledges that the information, observations, and data obtained or possessed by him concerning the business affairs of the System will be the property of the Company and not the Executive. Therefore, the Executive agrees that he will not disclose to any person or use for his own account any of such information, observations, or data unless and to the extent that such information, observations, or data become generally known to and available for use by the public otherwise than as a result of the Executive's act or omission to act. The Executive agrees to deliver to the Company, at any time the Company may request, all memoranda, notes, plans, records, reports, and other documents (and copies thereof) relating to the conduct of the System of which he may then possess or have under his control.

     3. NONCOMPETITION. The Executive agrees that he shall not, until 11:59 p.m. on the fifth anniversary of the date hereof:

          a. directly or indirectly own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which in any way competes with the Company in the sale or leasing of pagers or paging services in the State of North Carolina; PROVIDED, HOWEVER, that the Executive may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if the Executive does not, directly or indirectly, own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 1% or more of any class of equity securities, of such entity;

          b. aid, abet, or otherwise assist any individual, business or other organization or entity in canvassing, soliciting, or accepting any contracts for the sale or lease of pagers or paging services in the State of North Carolina;

          c. directly or indirectly request or advise any present or future customers of the System or the Company to cancel any contracts with the Company or curtail their dealings with the Company;

          d. directly or indirectly request or advise any present or future service provider or financial resource of the System or the Company to withdraw, curtail, or cancel the furnishing of such service or resource to the Company;

          e. directly or indirectly disclose or communicate to any other person, firm, or corporation:

               (1) the names of past, present, or future customers of the System or the Company; or

               (2) any names of past, present, or future employees or other knowledge of or relating to the System or the Company; or

          f. directly or indirectly induce or attempt to influence any employee of the Company to terminate his or her employment.

     4. AMENDMENTS. This Agreement may be amended or modified from time to time, but only by a written instrument executed by both parties hereto.

     5. NOTICES. Any notices required or permitted hereunder shall be in writing and shall be deemed given (a) when personally delivered, (b) when confirmed if delivered by telefacsimile or similar device, or (c) when sent by registered or certified mail, return receipt requested, addressed to the other party at its or his address set forth below its or his signature to this Agreement, or at such other address as it or he may specify in writing in accordance with this Section 5.

     6. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior discussions and understandings.

     7. ASSIGNMENT; PARTIES BOUND. The Company may assign its rights and obligations hereunder to any party. The Executive may not assign any of his obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

     8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of North Carolina (regardless of the laws that might otherwise govern under applicable North Carolina principles of conflicts of law) as to all matters, including but not limited to, matters of validity, construction, effect, performance, and remedies.

     9. NON-WAIVER OF BREACH. A waiver by any party hereto of a particular breach or default in connection with any provision of this Agreement shall not be deemed a waiver of any subsequent default or breach of the same or any other provision of this Agreement.

     10. INVALID PROVISION. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     11. HEADINGS. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

     12. ATTORNEYS' FEES. If either party hereto brings any action, at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the other party hereto reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

     13. ENFORCEMENT OF COVENANTS. The Executive agrees that a violation on his part of any covenant contained herein shall cause irreparable damage to the Company and, consequently, the Executive further agrees that the Company shall be entitled, as a matter of right, to an injunction restraining any further violation of such covenant by the Executive. Such right to an injunction shall be cumulative and in addition to all other remedies the Company may have, including, but not limited to, recovery of damages.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              CONTACT COMMUNICATIONS INC.


                              By:
                                    ------------------------------------------
                              Name:
                                    ------------------------------------------
                              Title:
                                    ------------------------------------------

                              Address:  600 Data Drive
                                        Plano, Texas  75075
                                        Attn:  Mark A. Solls
                                        Fax No: (214) 964-9520


                              ------------------------------------------------
                              Sam A. Miles

                              Address:
                                          --------------------------

                                          --------------------------

                                          --------------------------

                                    EXHIBIT G

                            NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (the "Agreement") is entered into as of __________, 1995, between Contact Communications Inc., a Delaware corporation (the "Company"), and Lee Miles (the "Executive").


                               W I T N E S S E T H


     WHEREAS, concurrently herewith, SigNet Paging of Raleigh, Inc., a North Carolina corporation ("SigNet"), is selling, transferring, and conveying to the Company, pursuant to that certain Asset Purchase Agreement dated as of September, 1995, by and among the Company, SigNet, and W. David Sweatt (the "Purchase Agreement"), substantially all of the property and assets of SigNet that are used in the conduct of SigNet's radio paging system business (such property, assets, and business, including all affiliated networks, being hereinafter collectively called the "System");

     WHEREAS, the Executive has been affiliated with SigNet for a number of years and as an officer of SigNet possesses valuable knowledge about the business and operations of SigNet; and

     WHEREAS, the Company has requested that the Executive enter into this Agreement as an inducement to the Company to enter into and consummate the transactions contemplated by the Purchase Agreement;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


     1. CONSIDERATION. The Executive has entered into this Agreement and made the covenants hereinafter set forth in order to induce the Company to consummate the transactions contemplated by the Purchase Agreement.

     2. CONFIDENTIAL INFORMATION. The Executive acknowledges that the information, observations, and data obtained or possessed by her concerning the business affairs of the System will be the property of the Company and not the Executive. Therefore, the Executive agrees that she will not disclose to any person or use for her own account any of such information, observations, or data unless and to the extent that such information, observations, or data become generally known to and available for use by the public otherwise than as a result of the Executive's act or omission to act.
The Executive agrees to deliver to the Company, at any time the Company may request, all memoranda, notes, plans, records, reports, and other documents
(and copies thereof) relating to the conduct of the System of which she may then possess or have under her control.

     3. NONCOMPETITION. The Executive agrees that she shall not, until 11:59 p.m. on the fifth anniversary of the date hereof:

          a. directly or indirectly own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which in any way competes with the Company in the sale or leasing of pagers or paging services in the State of North Carolina; PROVIDED, HOWEVER, that the Executive may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if the Executive does not, directly or indirectly, own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 1% or more of any class of equity securities, of such entity;

          b. aid, abet, or otherwise assist any individual, business or other organization or entity in canvassing, soliciting, or accepting any contracts for the sale or lease of pagers or paging services in the State of North Carolina;

          c. directly or indirectly request or advise any present or future customers of the System or the Company to cancel any contracts with the Company or curtail their dealings with the Company;

          d. directly or indirectly request or advise any present or future service provider or financial resource of the System or the Company to withdraw, curtail, or cancel the furnishing of such service or resource to the Company;

          e. directly or indirectly disclose or communicate to any other person, firm, or corporation:

               (1) the names of past, present, or future customers of the System or the Company; or

               (2) any names of past, present, or future employees or other knowledge of or relating to the System or the Company; or

          f. directly or indirectly induce or attempt to influence any employee of the Company to terminate his or her employment.

     4. AMENDMENTS. This Agreement may be amended or modified from time to time, but only by a written instrument executed by both parties hereto.

     5. NOTICES. Any notices required or permitted hereunder shall be in writing and shall be deemed given (a) when personally delivered, (b) when confirmed if delivered by telefacsimile or similar device, or (c) when sent by registered or certified mail, return receipt requested, addressed to the other party at its or her address set forth below its or her signature to this Agreement, or at such other address as it or she may specify in writing in accordance with this Section 5.

     6. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior discussions and understandings.

     7. ASSIGNMENT; PARTIES BOUND. The Company may assign its rights and obligations hereunder to any party. The Executive may not assign any of her obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

     8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of North Carolina (regardless of the laws that might otherwise govern under applicable North Carolina principles of conflicts of law) as to all matters, including but not limited to, matters of validity, construction, effect, performance, and remedies.

     9. NON-WAIVER OF BREACH. A waiver by any party hereto of a particular breach or default in connection with any provision of this Agreement shall not be deemed a waiver of any subsequent default or breach of the same or any other provision of this Agreement.

     10. INVALID PROVISION. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     11. HEADINGS. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

     12. ATTORNEYS' FEES. If either party hereto brings any action, at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the other party hereto reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

     13. ENFORCEMENT OF COVENANTS. The Executive agrees that a violation on her part of any covenant contained herein shall cause irreparable damage to the Company and, consequently, the Executive further agrees that the Company shall be entitled, as a matter of right, to an injunction restraining any further violation of such covenant by the Executive. Such right to an injunction shall be cumulative and in addition to all other remedies the Company may have, including, but not limited to, recovery of damages.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       CONTACT COMMUNICATIONS INC.


                                       By:
                                           ----------------------------------
                                       Name:
                                             --------------------------------
                                       Title:
                                              -------------------------------

                                       Address:  600 Data Drive
                                                 Plano, Texas  75075
                                                 Attn:  Mark A. Solls
                                                 Fax No: (214) 964-9520


                                       --------------------------------------
                                       Lee Miles

                                       Address:
                                                 ----------------------------
                                                 ----------------------------
                                                 ----------------------------
                                                 ----------------------------

                                    EXHIBIT H

                            NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (the "Agreement") is entered into as of __________, 1995, between Contact Communications Inc., a Delaware corporation (the "Company"), and SigNet Paging of Raleigh, Inc., a North Carolina corporation ("SigNet").


                               W I T N E S S E T H

     WHEREAS, concurrently herewith SigNet is selling, transferring, and conveying to the Company, pursuant to that certain Asset Purchase Agreement dated as of September, 1995, by and among the Company, SigNet, and W. David Sweatt (the "Purchase Agreement"), substantially all of the property and assets that are used in the conduct of SigNet's radio paging system business (such property, assets, and business, including all affiliated networks, being hereinafter collectively called the "System");

     WHEREAS, the Company has requested that SigNet enter into this Agreement as an inducement to the Company to enter into and consummate the transactions contemplated by the Purchase Agreement;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


     1. CONSIDERATION. SigNet has entered into this Agreement and made the covenants hereinafter set forth in order to induce the Company to consummate the transactions contemplated by the Purchase Agreement.

     2. CONFIDENTIAL INFORMATION. SigNet acknowledges that the information, observations, and data obtained or possessed by it concerning the business affairs of the System (the "Confidential Information") will be the property of the Company and not SigNet. Therefore, SigNet agrees that it will not disclose to any person (other than the Company or any other person to whom such disclosure has been specifically authorized by the Company in writing) or use for its own account any of such Confidential Information unless and to the extent that any such Confidential Information is or becomes generally known to and available for use by the public otherwise than as a result of SigNet's act or omission to act and except as specifically permitted by the terms of this Agreement or as otherwise required by law. In the event that SigNet becomes legally compelled to disclose any of the Confidential Information, SigNet shall provide the Company with prompt prior notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, SigNet will furnish only that portion of the Confidential
Information which it is legally required to disclose. SigNet agrees to deliver to the Company, at any time the Company may request, all memoranda, notes, plans, records, reports, and other documents (and copies thereof) relating to the conduct of the System which it may then possess or have under its control.

     3. NONCOMPETITION. SigNet agrees that it shall not, until 11:59 p.m. on the fifth anniversary of the date hereof:

          a. directly or indirectly own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which in any way competes with the Company in the sale or leasing of pagers or paging services in the State of North Carolina; PROVIDED, HOWEVER, that SigNet may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if SigNet does not, directly or indirectly, own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 1% or more of any class of equity securities, of such entity;

          b. aid, abet, or otherwise assist any individual, business or other organization or entity in canvassing, soliciting, or accepting any contracts for the sale or leasing of pagers or paging services in the State of North Carolina

          c. directly or indirectly request or advise any present or future customers of the System or the Company to cancel any contracts with the Company or curtail their dealings with the Company;

          d. directly or indirectly request or advise any present or future service provider or financial resource of the System or the Company to withdraw, curtail, or cancel the furnishing of such service or resource to the Company;

          e. directly or indirectly disclose or communicate to any other person, firm, or corporation:

               (1) the names of past, present, or future customers of the System or the Company; or

               (2) any names of past, present, or future employees or other knowledge of or relating to the System or the Company; or

          f. directly or indirectly induce or attempt to influence any employee of the Company to terminate his or her employment.

     4. AMENDMENTS. This Agreement may be amended or modified from time to time, but only by a written instrument executed by both parties hereto.

     5. NOTICES. Any notices required or permitted hereunder shall be in writing and shall be deemed given (a) when personally delivered, or (b) when confirmed if delivered by telefacsimile or similar device, or (c) when sent by registered or certified mail, return receipt requested, addressed to the other party at its address set forth below its signature to this Agreement, or at such other address as it may specify in writing in accordance with this Section 5.

     6. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior discussions and understandings.

     7. ASSIGNMENT; PARTIES BOUND. The Company may assign its rights and obligations hereunder to any party. SigNet may not assign any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

     8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of North Carolina (regardless of the laws that might otherwise govern under applicable North Carolina principles of conflicts of law) as to all matters, including but not limited to, matters of validity, construction, effect, performance, and remedies.

     9. NON-WAIVER OF BREACH. A waiver by any party hereto of a particular breach or default in connection with any provision of this Agreement shall not be deemed a waiver of any subsequent default or breach of the same or any other provision of this Agreement.

     10. INVALID PROVISION. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     11. HEADINGS. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

     12. ATTORNEYS' FEES. If either party hereto brings any action, at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the other party hereto reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

     13.  ENFORCEMENT OF COVENANTS.   SigNet agrees that a violation on its part
of any covenant contained herein shall cause irreparable damage to the Company and, consequently, SigNet further agrees that the Company shall be entitled, as a matter of right, to an injunction restraining any further violation of such covenant by SigNet. Such right to an injunction shall be cumulative with any and all other remedies the Company may have, including, but not limited to, recovery of damages.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       CONTACT COMMUNICATIONS INC.


                                       By:
                                           ----------------------------------
                                       Name:
                                             --------------------------------
                                       Title:
                                              -------------------------------

                                       Address:  600 Data Drive
                                                 Plano, Texas  75075
                                                 Attn:  Mark A. Solls
                                                 Fax No: (214) 964-9520


                                       SIGNET PAGING OF RALEIGH, INC.


                                       By:
                                           ----------------------------------
                                       Name:
                                             --------------------------------
                                       Title:
                                              -------------------------------

                                       Address:
                                                -----------------------------
                                                -----------------------------
                                                -----------------------------
                                                 Fax No.
                                                        ---------------------

                                    EXHIBIT I


                                LICENSE AGREEMENT


     This License Agreement ("License Agreement") is made on the ___ day of _____________, 1995, by and between SigNet Paging of Raleigh, Inc., a North Carolina corporation ("Licensor"), and Contact Communications Inc., a Delaware corporation ("Licensee").

                                    RECITALS:

     A. Licensor and Licensee are parties to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of September ___, 1995, with respect to the sale by Licensor to Licensee of substantially all of the property and assets of Licensor used in the conduct of Licensor's radio paging system business (the "System").

     B. Licensor owns and uses certain trademarks and service marks as defined herein (the "Marks").

     C.   Licensee desires to obtain a license to use the Marks.

                                   AGREEMENTS:

     NOW, THEREFORE, the parties hereto, in consideration of the mutual agreements herein contained and promises herein expressed, and for other good and valuable consideration acknowledged by each of them to be satisfactory and adequate, do hereby agree as follows:

     1. As used herein, "Marks" shall mean the trademark and service marks "SigNet Paging."

     2. "Licensed Territory" shall mean the State of North Carolina, as set forth in Schedule 1 hereto.

     3. Licensor hereby grants to Licensee a paid-up, royalty-free, non-exclusive license to use the Marks in connection with the operation of the System and on or in connection with the goods and/or services sold by or under the System in the Licensed Territory for a period of 540 days beginning on, and including, the date of the execution of this License.

     4. Licensee shall have unlimited use of the Marks in the Licensed Territory and may use the Marks as fully as if Licensee were the owner of the Marks, and Licensee's right to use the Marks shall include, without limitation, use in packaging, labels, advertising and related materials, business cards, stationery, price lists, product catalogues and brochures, and the right to use the licensed Marks as part of a corporate name, partnership name or name of any other person; provided, however, that the nature and quality of all services rendered and goods sold by Licensee in connection with the Marks shall conform to the reasonable standards set by and under the control of Licensor. Licensee agrees to permit reasonable inspection of Licensee's operations by Licensor, and to supply Licensor with specimens of use of the Marks upon request, to permit Licensor to verify Licensee's compliance with the terms of the immediately preceding sentence.

     5. Licensor hereby represents and warrants to Licensee that Licensor has the full corporate power and authority to grant the license set forth in paragraph 3 hereof and that Licensor has not granted or suffered any liens, restrictions, security interests, encumbrances, or licenses with respect to the Marks. Licensor expressly disclaims any representation or warranty as to the exclusivity of its rights to the use of the mark "SigNet Paging."

     6. Licensee may, but shall not be required to, at its sole expense, take whatever action Licensee, in its sole discretion, deems necessary or advisable to protect its right to use the Marks in the Licensed Territory. Such action may include, without limitation, assuming responsibility at its own expense for the defense of any lawsuit challenging or affecting rights to the Marks, and/or instituting litigation at its own expense to protect its rights to the Marks. Should Licensee choose to take any action with respect to the Marks, Licensor shall comply with all reasonable requests for assistance in connection therewith. Any recovery as a result of such action shall belong solely to Licensee.

     7. In the event Licensor decides not to take any action required to obtain registration for the Marks, Licensee at its expense may take appropriate action to obtain any such registration in the name of Licensor, and Licensor shall cooperate reasonably with Licensee, including, without limitation, by signing required documents, to allow Licensee to effect any such registration.

     8. Licensee may assign or transfer its rights or obligations under this License Agreement, whether by operation of law or otherwise, without the consent of Licensor. Licensee shall also have the right to sublicense its right to use the Marks without the prior written consent of Licensor.

     9. This License Agreement sets forth the entire agreement between the parties, and supersedes any and all prior agreements or understandings between the parties, pertaining to the subject matter hereof. This License Agreement may not be amended, modified or terminated, in whole or in part, except by an instrument in writing duly executed by the parties.

     10. Licensor shall at all times do, execute, acknowledge and/or deliver or cause to be done, executed, acknowledged, or delivered such further acts, agreements, and assurances as the Licensee reasonably may require for the purposes of this License Agreement.

     11. This License Agreement may be executed in any number of counterparts; and each of which, when so executed and delivered, shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

     12. This License Agreement shall inure to the benefit of and be binding upon Licensor, Licensee and their respective permitted successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement on the date first above written.


                                       SIGNET PAGING OF RALEIGH, INC.


                                       By:
                                           ----------------------------------
                                       Name:
                                             --------------------------------
                                       Title:
                                              -------------------------------


                                       CONTACT COMMUNICATIONS INC.


                                       By:
                                           ----------------------------------
                                       Name:
                                             --------------------------------
                                       Title:
                                              -------------------------------

                                    EXHIBIT J

                          REGISTRATION RIGHTS AGREEMENT


     This Registration Rights Agreement (the "Agreement") is entered into as of ___________ __, 1995, by and among ProNet Inc., a Delaware corporation (the "Company"), and SigNet Paging of Raleigh, Inc., a North Carolina corporation ("SigNet").


                                    RECITALS:


     A. Contact Communications Inc., a wholly owned subsidiary of the Company ("Contact"), SigNet, and W. David Sweatt, the sole shareholder of SigNet (the "Shareholder") have entered into that certain Asset Purchase Agreement dated as
of September   , 1995 (the "Purchase Agreement"), pursuant to which Contact is to acquire substantially all of SigNet's radio paging business (the "System").

     B. Pursuant to the terms of the Purchase Agreement, Contact is paying a portion of the purchase price for the System by issuing shares of the Company's common stock, par value $.01 per share ("Common Stock"), pursuant to a private placement in compliance with Section 4(2) of the Securities Act (as hereinafter defined) and/or the provisions of Regulation D under the Securities Act.

     C. Pursuant to the terms of the Purchase Agreement, the Company has agreed to register the shares of Common Stock received by SigNet thereunder pursuant to the terms and conditions set forth herein.

                                   AGREEMENTS:

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. As used herein, the following terms shall have the meanings indicated.

          "COMMISSION" means the Securities and Exchange Commission.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "REGISTRABLE SECURITIES" means the shares of Common Stock received by SigNet pursuant to the Purchase Agreement and held of record by SigNet, or the Shareholder, any permitted transferee of Signet, or Sam A. Miles ("Miles") in the event of a permitted transfer thereof. Any Registrable Security will cease to be a Registrable Security when a registration statement under the Securities Act covering such Registrable Security has been declared effective by the Commission or when such Registrable Security is no longer held of record by SigNet, the Shareholder, or Miles, as applicable.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

     2.   REGISTRATION STATEMENT.   Within 180 days after the date hereof, the
Company shall file a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission (the "Registration Statement"), with respect to the sale of all of the Registrable Securities and any other shares of Common Stock or other securities of the Company that the Company, in its sole discretion, elects to include therein. The Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the Commission under the Securities Act as soon as practicable after such filing and to keep the Registration Statement effective for a period of 15 months following the date on which the Registration Statement is declared effective. The Company further agrees, if necessary, to supplement or make amendments to the Registration Statement, if required by the registration form used by the Company for the Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules and regulations thereunder.

     3.   REGISTRATION PROCEDURES.

     Following the issuance of Common Stock by the Company to SigNet pursuant to the terms of the Purchase Agreement, the Company will as expeditiously as reasonably possible:

          (a) furnish to SigNet, prior to filing the Registration Statement, if requested in writing, copies of the Registration Statement as proposed to be filed, and thereafter furnish to SigNet such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in the Registration Statement (including each preliminary prospectus) and such other documents as SigNet may reasonably request in writing in order to facilitate the disposition of the Registrable Securities owned by SigNet;

          (b) use all commercially reasonable efforts to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as SigNet may reasonably request and do any and all other acts and things which may be reasonably necessary to enable SigNet to consummate the disposition in such jurisdictions of the Registrable Securities; PROVIDED that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (c) notify SigNet, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to SigNet any such supplement or amendment; and

          (d) make available for inspection by SigNet and any attorney, accountant or other professional retained thereby (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspectors in connection with the Registration Statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) in the judgment of counsel to the Company the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. SigNet agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company unless and until such is made generally available to the public. SigNet further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

     The Company may require SigNet to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as it may from time to time reasonably request and such other information as may be legally required in connection with such registration.

     SigNet agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection 3(c) hereof, SigNet will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement until SigNet's receipt of the copies of the supplemented or amended prospectus contemplated by subsection 3(c) hereof, and, if so directed by the Company, SigNet will deliver to the Company all copies, other than permanent file copies then in SigNet's possession, of the most recent prospectus covering such Registrable
Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which the Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to subsection 3(c) hereof to the date when the Company shall make available to SigNet a prospectus supplemented or amended to conform with the requirements of subsection 3(c) hereof.

     4.   REGISTRATION EXPENSES.

     In connection with the Registration Statement required to be filed hereunder, the Company shall pay the following registration expenses: (a) all registration and filing fees; (b) the fees and expenses of the Company's compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (c) printing expenses; (d) the reasonable fees and disbursements of counsel for the Company and the customary fees and expenses for independent certified public accountants retained by the Company; and (e) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration. The Company shall not have any obligation to pay any legal fees of SigNet, any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities or any out-of-pocket expenses of SigNet (or its agents).

     5.   INDEMNIFICATION; CONTRIBUTION.

          (a) INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless SigNet from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus contained therein or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by SigNet or on SigNet's behalf expressly for use therein and; PROVIDED, FURTHER, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this subsection shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities to such person if it is determined that it was the responsibility of SigNet to provide such person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage, liability or expense.

          (b)  INDEMNIFICATION BY SIGNET.   SigNet agrees to indemnify and hold
harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to SigNet, but only with respect to information furnished in writing by SigNet or on SigNet's behalf expressly for use in the Registration Statement or prospectus relating to the Registrable Securities, any amendment or supplement thereto or any preliminary prospectus. In case any action or proceeding shall be brought against the Company or its directors or officers, or any such controlling person, in respect of which indemnity may be sought against SigNet, SigNet shall have the rights and duties given to the Company, and the Company or its directors or officers or such controlling person shall have the rights and duties given to SigNet, by the preceding subsection hereof.

          (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any person entitled to indemnification under subsections (a) or
(b) above (an "Indemnified Party") in respect of which indemnity may be sought from any party who has agreed to provide such indemnification (an "Indemnifying Party"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all expenses. Such Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there is a conflict of interest on the part of counsel employed by the Indemnifying Party to represent such Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

          (d)  CONTRIBUTION.  If the indemnification provided for in this
Section 5 is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or judgments referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities and judgments in the following manner: as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and each Selling Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of SigNet on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of subsection 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          (e) SURVIVAL. The indemnity and contribution agreements contained in this Section 5 shall remain operative and in full force and effect regardless of
(i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company and (iii) the consummation of the sale or successive resale of the Registrable Securities.

     6.   MISCELLANEOUS.

          (a) AMENDMENTS AND WAIVERS. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given other than as initially agreed upon in writing by the Company and SigNet.

          (b) NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier or air courier guaranteeing overnight delivery:

               (i) if to SigNet, at the most current address given by SigNet to the Company, in accordance with the provisions of this subsection, which address initially is Mr. W. David Sweatt, c/o Bank of Lafayette, 2110 Pinhook Road, Lafayette, Louisiana 70505.

               (ii) if to the Company, initially at 600 Data Drive, Suite 100, Plano, Texas 75075, attention: Mark A. Solls, and thereafter at such other address as may be designated from time to time by notice given in accordance with the provisions of this Section.

          (c) SUCCESSORS AND ASSIGNS. SigNet shall not assign any rights or benefits under this Agreement without the prior written consent of the Company, other than an assignment to the Shareholder or Miles in connection with a transfer of any Registrable Securities, which assignment shall not relieve SigNet of any of its obligations hereunder. In the event of an assignment by the Company of its obligations under this Agreement in connection with an assignment of its right to pay the deferred portion of the Purchase Price (as defined in the Purchase Agreement) as provided in Section 9.8 of the Purchase Agreement, any references to "Common Stock" contained herein shall be deemed to be references to the "Common Stock" of such assignee as provided in Section 9.8 of the Purchase Agreement. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the Company and SigNet.

          (d) COUNTERPARTS. This Agreement may be executed in a number of identical counterparts and it shall not be necessary for the Company and SigNet to execute each of such counterparts, but when each has executed and delivered one or more of such counterparts, the several parts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each in accordance with its terms. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.

          (e) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          (f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

          (g) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          (h) ENTIRE AGREEMENT. This Agreement is intended by the Company and SigNet as a final expression of their agreement and is intended to be a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Company and SigNet with respect to such subject matter.

          (i) THIRD PARTY BENEFICIARIES. Other than Indemnified Parties not a party hereto, this Agreement is intended for the benefit of the Company and SigNet and their respective successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

          (j) EFFECTIVENESS. This Agreement shall have no force or effect unless and until the Company issues Common Stock to SigNet pursuant to terms of the Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       PRONET INC.



                                       By:
                                           ----------------------------------
                                       Name:
                                             --------------------------------
                                       Title:
                                              -------------------------------


                                       SIGNET PAGING OF RALEIGH, INC.



                                       By:
                                           ----------------------------------
                                       Name:
                                             --------------------------------
                                       Title:
                                              -------------------------------

                                    EXHIBIT K

                                 PROMISSORY NOTE


$800,000.00                                           ____________________, 1995

     FOR VALUE RECEIVED, CONTACT COMMUNICATIONS, INC. ("Maker"), a Delaware corporation and wholly owned subsidiary of ProNet Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of SIGNET PAGING OF RALEIGH, INC., a North Carolina corporation ("Payee"), the principal sum of EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000.00), together with interest thereon from the date hereof through and including the date of payment at a rate equal to 6.5% per annum.

     The full principal amount of this Note together with interest accrued thereon shall be due and payable on ____________, 1996. The Maker shall have the ability at any time to prepay this Note without premium or penalty therefor.

     The principal amount of this Note shall be payable in lawful money of the United States of America; PROVIDED, HOWEVER, that if (A) the Company's Common Stock, par value $.01 per share ("Common Stock"), is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of May 1, 1996, and (B) the Common Stock is quoted on the National Association of Securities Dealers Automated Automation System ("NASDAQ") (or any other quotation system or securities exchange) as of such date, then Maker shall be entitled, at its option, to pay the principal amount of this Note in shares of Common Stock of the Company valued at the Average Closing Price; and PROVIDED, FURTHER, that if the Average Closing Price on the date the principal and interest, if any, of this Note (the "Outstanding Balance") is paid (the "Payment Date") exceeds $22.00, then the number of shares of Common Stock to be delivered to the Seller on such date shall be calculated by dividing the Outstanding Balance by $22.00; and if the Average Closing Price on the Payment Date is less than $18.00, then the number of shares of Common Stock to be delivered to the Seller on such date shall be calculated by dividing the Outstanding Balance by $18.00. As used herein, "Average Closing Price" means the average closing price of the Common Stock on NASDAQ (or such other quotation system or securities exchange on which the Common Stock is then quoted or listed) as reported by the WALL STREET JOURNAL for the 20 consecutive trading days beginning 25 trading days prior to the Payment Date.

     This Note shall be binding upon Maker and its legal representatives, successors and assigns. This Note may not be assigned by the Payee, other than to Sam A. Miles, without the prior written consent of the Maker.

     This Note is being issued pursuant to that certain Asset Purchase Agreement dated September __, 1995 (the "Purchaser Agreement"), among the Maker, Payee and the sole shareholder of Payee. Should there be any inconsistencies or conflicts between the Purchaser Agreement and this Note, this Note shall control and preempt the Purchase Agreement. The payment of this Note has been guaranteed by the Company pursuant to that certain Guarantee issued by the Company to Payee dated September ___, 1995.

     Maker shall have the right to offset against this Note any Purchaser Indemnified Costs (as defined in the Purchase Agreement) for which maker is entitled to indemnification under the Purchase Agreement in accordance with the terms and conditions set forth in Section 8 of the Purchase Agreement.

     The unpaid principal amount of this Note may be declared immediately due and payable by the holder hereof if Maker shall make a general assignment for the benefit of creditors or shall become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code, or shall voluntarily file a petition in bankruptcy or for reorganization.

     No delay or omission on the part of Payee or any holder hereof in exercising any right or option given herein to Payee or such holder shall impair such right or option or be considered as a waiver thereof or acquiescence in any default hereunder.

     Maker hereby waives presentment, demand and notice of dishonor and protest.

     Maker shall pay all costs and expenses of collection, including reasonable attorneys' fees, incurred or paid by the holder hereof in enforcing this Note.

     This Note shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina.

                              CONTACT COMMUNICATIONS INC.


                              By:
                                 --------------------------------------------
                                   Mark A. Solls
                                   Vice President and General Counsel
ATTEST:

By:
      -----------------------
Title:
      -----------------------

[SEAL]

                                    EXHIBIT L

                    FORM OF OPINION OF VINSON & ELKINS L.L.P.
                  [Draft - Subject to Opinion Committee review]


                            __________________, 1995

Signet Paging of Raleigh, Inc.
W. David Sweatt
c/o Bank of Lafayette
2110 Pinhook Road
Lafayette, Louisiana  70505

Ladies and Gentlemen:

     This firm has acted as counsel for Contact Communications Inc. ("Contact") and ProNet Inc. ("ProNet"), each of which is a Delaware corporation, in connection with the acquisition (the "Acquisition") by Contact of the radio paging system business of SigNet Paging of Raleigh, Inc., a North Carolina corporation ("SigNet"), pursuant to that certain Asset Purchase Agreement dated as of September__, 1995, by and among SigNet, W. David Sweatt, and Contact (the "Purchase Agreement"). This opinion is being rendered pursuant to Section 6.2(g) of the Purchase Agreement. Unless otherwise defined herein, each term used herein with its initial letter capitalized that is defined in the Purchase Agreement has the meaning given such term in the Purchase Agreement.

     In connection with the opinions rendered below, we have examined the following documents:

     (i)   the Purchase Agreement;

     (ii)  the Assumption Agreement;

     (iii) the Noncompetition Agreements;

     (iv)  the Registration Rights Agreement;

     (v)   the Deferred Purchase Price Note;

     (vi) the Certificate of Incorporation and bylaws of ProNet and Contact as in effect on the date hereof; and

Signet Paging of Raleigh, Inc.
W. David Sweatt
Page 2
_______________, 1995

     (vii) resolutions of the Board of Directors of each of ProNet and Contact adopted in connection with the Acquisition.

The documents described in paragraphs (i) through (v) are herein collectively referred to as the "Transaction Documents."

          We have also made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. We have, except as set forth below, examined originals or copies of documents, corporate records, and other writings which we consider relevant for the purpose of this opinion, including, but not limited to, certificates of public officials. We have also discussed such matters as we have deemed relevant to this opinion with the officers of Contact and ProNet.

          In rendering this opinion, we have assumed:

       (i) that each natural person signing any document reviewed by this firm had the legal capacity to do so, both at the time of execution and as of the date hereof, and each person signing any document reviewed by this firm in a representative capacity (other than on behalf of ProNet or Contact) had authority to sign in such capacity, both at the time of execution and as of the date hereof;

      (ii)     the genuineness of the signatures appearing on all documents;

     (iii)     the authenticity of all documents submitted to us as originals;

      (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies;

       (v) the due authorization, execution, and delivery of all of the Transaction Documents by the parties thereto other than ProNet or Contact; and

      (vi) the correctness and accuracy of all facts set forth in all certificates, reports, and discussions identified in this opinion.

          Whenever a statement or opinion herein is qualified by "known to this firm," "to the knowledge of this firm," or similar phrase, such phrase means that, in the course of

Signet Paging of Raleigh, Inc.
W. David Sweatt
Page 3
_______________, 1995

rendering the legal services described in the introductory paragraph of this letter, no facts or circumstances have come to the attention of those attorneys in this firm who rendered such legal services that gave any of such attorneys reason to believe that any such information is incorrect in any respect that would affect the opinions of this firm expressed herein.

          For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary action, to execute and deliver the Transaction Documents, and we are assuming that the representations and warranties made by you in the Purchase Agreement are true and correct.

          Based upon the foregoing and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

     1. Contact and ProNet are each corporations validly existing and in good standing under the laws of the State of Delaware.

     2. Contact and ProNet each have full corporate power and corporate authority to execute and deliver the applicable Transaction Documents and to perform the obligations contemplated thereby. The execution, delivery, and performance by Contact or ProNet, as the case may be, of the applicable Transaction Documents have been duly authorized by all necessary corporate action on the part of Contact or ProNet. Each of the Transaction Documents has been duly executed and delivered by Contact or ProNet, as the case may be, and constitutes the legal, valid, and binding obligation thereof.

     3. Neither the execution and delivery by Contact or ProNet of, nor the performance by Contact or ProNet of their respective obligations under, the applicable Transaction Documents violates or conflicts with, results in a breach of, or constitutes a default under such entity's Certificate of Incorporation or bylaws, any law, or any judgment, decree, or order of any court or any other agency of government known to this firm that is applicable to such entity or such entity's property.

     4. To the knowledge of this firm, other than (a) the approval or authorization of the Acquisition by the Federal Communications Commission, the Federal Aviation Administration and any similar state or local regulatory agencies, commissions or other entities, (b) the filing of the Shelf Registration with the Securities and Exchange

Signet Paging of Raleigh, Inc.
W. David Sweatt
Page 4
_______________, 1995

Commission, the filing of any required amendments thereto and the declaration of the effectiveness thereof as and in the manner and for the purpose contemplated by the Registration Rights Agreement, and (c) any approvals, authorizations, filings, or qualifications related to the offering contemplated by the Shelf Registration by or with such state securities or blue sky agencies, commissions, or other entities as are required by the Registration Rights Agreement, no approvals or authorizations by, or filings or qualifications with, any state, federal, or local agency, authority, or body are required to be obtained by either Contact or ProNet in connection with the execution and delivery by, or the performance of their respective obligations under, the Transaction Documents except such as have been duly obtained or made.

     5. To the knowledge of this firm, there is no action, suit, investigation, or proceeding that is pending or threatened against or affecting Contact or ProNet in any court or before any governmental authority, arbitration board, or tribunal that involves any of the transactions contemplated by the Transaction Documents.

          The foregoing opinions are limited by and subject to the following:

     (a) The opinions expressed herein with respect to the validity, binding nature, and enforceability of the Transaction Documents are subject to (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, rearrangement, liquidation, conservatorship, moratorium, and other laws affecting the enforcement of creditors' rights or the collection of debtors' obligations generally, (ii) principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, (iv) public policy, and (v) other applicable laws, regulations, and procedures, provided that any limitations imposed by such other applicable laws, regulations, and procedures will not, in the opinion of this firm, preclude the practical realization of the benefits intended to be conferred by such agreements (though they may result in delays thereof and we express no opinion as to the economic consequences, if any, of such delays).

     (b) We express no opinion with respect to (i) the enforceability of provisions in the Transaction Documents relating to delay or omission of enforcement of rights or remedies, or waivers of defenses, waivers of jury trials, or waivers of benefits of appraisement, valuation, stay, extension, redemption, or other nonwaivable benefits bestowed by operation of law, (ii) the enforceability of the indemnification and contribution provisions set forth in the Transaction Documents to the extent they purport to relate to

Signet Paging of Raleigh, Inc.
W. David Sweatt
Page 5
_______________, 1995

liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, (iii) the right of any person or entity to institute or maintain any action in any court or upon matters respecting the jurisdiction of any court, or (iv) the enforceability of any severability provisions set forth in the Transaction Documents.

     (c) In rendering the opinions set forth in Paragraph 1 above with respect to the valid corporate existence and good standing of Contact and ProNet, we have relied solely on the certificates of authorities in the State of Delaware as of a date we deem sufficiently recent.

     (d) In rendering the opinions set forth in Paragraph 3 above with respect to conflicts of the Transaction Documents with any laws, we express no opinion with respect to the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, the Federal Aviation Act of 1958, as amended, and the rules and regulations promulgated thereunder, or the statutes, ordinances, rules, or regulations of any state or local regulatory agencies, commissions, or other entities having jurisdiction over the System, Contact, or ProNet.

     (e) In rendering the portions of the foregoing opinions that involve a concept of materiality with respect to factual matters, we have relied exclusively on the officers of Contact and ProNet in determining materiality.

     (f) We are members of the Bar of the State of Texas only. The opinions above are limited to the laws of the United States of America and the laws of the State of Texas. We note that the Transaction Documents provide that they are to be governed by the laws of states other than the State of Texas.
While we express no opinion with respect to the laws of such other states, we have assumed that the internal laws of such other states are the same as the internal laws of the State of Texas. We have made no investigation to confirm whether such assumption is correct.

     We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred herefrom. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. This opinion is for the sole use and benefit of the

Signet Paging of Raleigh, Inc.
W. David Sweatt
Page 6
_______________, 1995

Seller and the Shareholders, and no other person may be furnished a copy of such opinion or may rely on such opinion without our prior written consent.

                              Very truly yours,

                              VINSON & ELKINS L.L.P.

                                    EXHIBIT M


                          ALLOCATION OF PURCHASE PRICE




CLASS I ASSETS (Cash and similar items)                           $_______

CLASS II ASSETS (CD's and readily marketable securities)          $_______

CLASS III ASSETS (Furniture and fixtures; land; buildings;
    accounts receivable; other tangible assets)                   $_______

    -inventory                                            _______

    -fixed assets                                         _______

    -noncompetition agreements                            _______

    -prepaid expenses                                     _______

CLASS IV ASSETS (Section 197 assets, including goodwill and
     going-concern value)                                         $_______*

TOTAL PURCHASE PRICE                                              $_______


   * Subject to adjustment in respect of the number of pagers in service in the System pursuant to Section 1.4 of the Purchase Agreement.



                                      M-1